EXHIBIT 10.1


                                 CGA GROUP, LTD.




                            SERIES A PREFERRED STOCK
                             SUBSCRIPTION AGREEMENT




                            Dated as of June 9, 1997


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                                TABLE OF CONTENTS


ARTICLE I    AUTHORIZATION; SUBSCRIPTION FOR SERIES A PREFERRED
               STOCK.................................................  1

      Section 1.1        The Series A Preferred Stock................  1
      Section 1.2        The Subscription for Series A Preferred
                           Stock.....................................  2

ARTICLE II   CLOSING.................................................  2

ARTICLE III  CONDITIONS TO OBLIGATIONS OF THE INVESTORS..............  3

      Section 3.1        Accuracy of Representations and Warranties..  3
      Section 3.2        Performance of Agreements; Regulatory
                           Approvals; Credit Rating..................  3
      Section 3.3        Compliance Certificate......................  4
      Section 3.4        Bye-laws....................................  5
      Section 3.5        Warrant Agreement; Other Agreements.........  5
      Section 3.6        Opinion of Conyers Dill & Pearman...........  5
      Section 3.7        Opinion of Dewey Ballantine.................  5
      Section 3.8        Aggregate Funding...........................  5
      Section 3.9        St. George..................................  5
      Section 3.10       Avoidance of Conflicts......................  6
      Section 3.11       Appointment of Agent........................  6
      Section 3.12       List of Shareholders........................  6

ARTICLE IV   CONDITIONS TO THE COMPANY'S OBLIGATIONS.................  6

      Section 4.1        Accuracy of Representations and Warranties..  7
      Section 4.2        Performance of Agreements...................  7
      Section 4.3        Other Agreements............................  7
      Section 4.4        Letters from Placement Agents...............  7
      Section 4.5        Payment for the Series A Preferred Stock....  7
      Section 4.6        Aggregate Funding...........................  7

ARTICLE V    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE
               COMPANY...............................................  8

      Section 5.1        Due Organization, Valid Existence and
                           Authority of the Company and the
                           Company's Initial Subsidiaries............  8
      Section 5.2        Authorization and Validity of Agreements....  8
      Section 5.3        Capitalization..............................  9
      Section 5.4        No Conflict with Other Instruments; No
                           Approvals Required Except as Have Been
                           Obtained..................................  9


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      Section 5.5        Regulatory Filings; Compliance with Law..... 11
      Section 5.6        Stamp Duties or Taxes....................... 11
      Section 5.7        Private Offering of the Series A
                           Preferred Stock........................... 12
      Section 5.8        The Private Placement Memorandum............ 13
      Section 5.9        Not an "Investment Company"................. 13
      Section 5.10       Business Newly Formed....................... 13
      Section 5.11       Operating Company........................... 13
      Section 5.12       No U.S. Trade or Business and not a
                           Controlled Foreign Corporation............ 14
      Section 5.13       Related Person Insurance Income............. 14
      Section 5.14       Operating Guidelines........................ 15
      Section 5.15       Passive Foreign Investment Company.......... 15
      Section 5.16       Use of Proceeds of the Offering............. 16
      Section 5.17       Shareholders................................ 16
      Section 5.18       St. George Representations.................. 16
      Section 5.19       Bermuda Withholding Tax..................... 16
      Section 5.20       No Events of Non-Compliance................. 16
      Section 5.21       Registration Rights......................... 16
      Section 5.22       Letter Agreement with DCR................... 16

ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS......... 17

      Section 6.1        Due Organization, Good Standing and
                           Authority of the Investor................. 17
      Section 6.2        Authorization and Validity of Agreements.... 17
      Section 6.3        Investment Intent........................... 17
      Section 6.4        No Conflict with Other Instruments; No
                           Approvals Required Except as Have Been
                           Obtained.................................. 17
      Section 6.5        Investor Awareness and Suitability.......... 18
      Section 6.6        Accredited Investor Status.................. 20

ARTICLE VII  BUSINESS COVENANTS...................................... 21

      Section 7.1        Limitation on Company Indebtedness and
                           Preferred Stock........................... 21
      Section 7.2        Limitation on Restricted Subsidiary
                           Indebtedness and Preferred Stock.......... 21
      Section 7.3        Limitation on Restricted Payments........... 21
      Section 7.4        Limitation on Dividends and Other Payment
                           Restrictions Affecting Restricted
                           Subsidiaries.............................. 22
      Section 7.5        Limitation on Sales of Assets and Capital
                           Stock..................................... 23
      Section 7.6        Limitation on Release of Commitments........ 24
      Section 7.7        Limitation on Transactions with Affiliates.. 25


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      Section 7.8        Limitation on Merger, Consolidation and
                           Sale of Assets............................ 25
      Section 7.9        Restricted and Unrestricted Subsidiaries.... 26

ARTICLE VIII EVENTS OF NON-COMPLIANCE................................ 27

ARTICLE IX   REPORTING............................................... 30

      Section 9.1        Reporting................................... 30
      Section 9.2        Rule 144 Reporting.......................... 31
      Section 9.3        Bermuda Laws................................ 31

ARTICLE X    REGISTERED EXCHANGE OFFER............................... 31

      Section 10.1       Exchange Offer Registration................. 31
      Section 10.2       Continuity of Effectiveness................. 32
      Section 10.3       Exchange by Restricted Broker-Dealers....... 32

ARTICLE XI   SHELF REGISTRATION...................................... 33

      Section 11.1       Shelf Obligation............................ 33
      Section 11.2       Continuity of Effectiveness................. 34
      Section 11.3       Compliance.................................. 34
      Section 11.4       Provision by Holders of Certain
                           Information in Connection with the Shelf
                           Registration Statement.................... 35

ARTICLE XII  REGISTRATION PROCEDURES................................. 35

      Section 12.1       Exchange Offer Registration Statement....... 35
      Section 12.2       General Provisions.......................... 37
      Section 12.3       Registration Expenses....................... 41
      Section 12.4       Indemnification............................. 41

ARTICLE XIII RESTRICTIONS ON TRANSFER................................ 45

      Section 13.1       Restrictive Legends......................... 45
      Section 13.2       Notice of Proposed Transfers................ 45

ARTICLE XIV  DEFINITIONS............................................. 47

ARTICLE XV   MISCELLANEOUS........................................... 60

      Section 15.1       Survival of Representations, Warranties
                           and Covenants............................. 60
      Section 15.2       Termination of Agreement.................... 60
      Section 15.3       Entire Agreement............................ 60
      Section 15.4       Severability................................ 61
      Section 15.5       Successors and Assigns...................... 61
      Section 15.6       Amendment; Waiver........................... 61


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      Section 15.7       Headings.................................... 61
      Section 15.8       Counterparts................................ 61
      Section 15.9       Applicable Law.............................. 62
      Section 15.10      Notices and Payment......................... 62
      Section 15.11      Full Payment................................ 62
      Section 15.12      Indemnification............................. 63
      Section 15.13      Submission to Jurisdiction.................. 64
      Section 15.14      Payment; Transfer Agent and Registrar....... 65
      Section 15.15      Expenses.................................... 66

      Schedules:

      Schedule 1  --     List of Investors
      Schedule 2  --     List of Shareholders of the Company and Their
                           respective shareholdings
      Schedule 3  --     Schedule of Exceptions


      Annexes:

      Annex I     --     Form of Memorandum of Association
      Annex II    --     Form of Bye-laws
      Annex III   --     Opinion of Conyers Dill & Pearman
      Annex IV    --     Opinion of Dewey Ballantine
      Annex V     --     List of Other Closing Documents
      Annex VI    --     Form of Common Stock Warrant Acquisition
                           Agreement
      Annex VII   --     Operating Guidelines
      Annex VIII  --     Letter Agreement with Cap Re
      Annex IX    --     Letter Agreement with DCR
      Annex X     --     Sponsoring Investors and Founders Stock
                           Warrant Plan and Employee Stock Warrant Plan

                                 CGA GROUP, LTD.
                            SERIES A PREFERRED STOCK
                             SUBSCRIPTION AGREEMENT


          SUBSCRIPTION AGREEMENT (this "Agreement"), dated as of June 9, 1997, among CGA Group, Ltd., a company with limited liability organized under the laws of Bermuda (together with its successors and permitted assigns, the "Company"), and each of the Investors identified in Schedule 1 hereto (collectively, together with their successors and permitted assigns, the "Investors"). Capitalized terms used in this Agreement, and not otherwise defined herein, have the meanings set forth in Article XIV.

          WHEREAS, the Company has offered (the "Offering") the opportunity to purchase Series A Cumulative Voting Preference Shares of the Company ("Series A Preferred Stock" or "Shares") to the Investors pursuant to an Amended and Restated Confidential Private Placement Memorandum, dated June 2, 1997 (together with any amendments, modifications or supplements thereto as may be made from time to time prior to the Closing Date (as defined below), the "Private Placement Memorandum");

          WHEREAS, each of the Investors wishes to subscribe for and purchase, severally and not jointly, and the Company wishes to issue and allot the number of Shares set forth opposite such Investor's name on Schedule 1 hereto on the terms set forth herein;

          WHEREAS, the Company will use a substantial portion of the proceeds of the Investors' subscriptions to capitalize the Company's subsidiaries, Commercial Guaranty Assurance, Ltd. ("CGA") and CGA Investment Management, Ltd. ("CGAIM" and, together with CGA, the "Initial Subsidiaries"), as described in the Private Placement Memorandum;

          In consideration of the premises and mutual agreements herein contained, the parties hereto hereby agree as follows:

                                    ARTICLE I

            AUTHORIZATION; SUBSCRIPTION FOR SERIES A PREFERRED STOCK

          Section 1.1 The Series A Preferred Stock. The Company has authorized the issuance and sale pursuant to this Agreement of up to 2,600,000 Shares, each having such


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rights, restrictions and privileges as are contained in or accorded by (i) the
Memorandum of Association of the Company in the form attached hereto as Annex I (the "Memorandum of Association"), (ii) the Bye-laws of the Company, substantially in the form attached hereto as Annex II and all appendices and exhibits thereto (the "Bye-laws") and (iii) this Agreement. Subject to the terms and conditions hereof, the Shares will be issued on the Closing Date.

          Section 1.2 The Subscription for Series A Preferred Stock. Subject to the terms and conditions of this Agreement, each of the Investors hereby irrevocably subscribes for and agrees to purchase, severally and not jointly, the number of Shares set forth opposite such Investor's name on Schedule 1 hereto for the purchase price specified in Article II hereof. No Investor shall be obligated to purchase any of the Shares unless the conditions set forth in
Article III hereof shall have been satisfied or waived by such Investor on or prior to the Closing Date. The Company shall not be obligated to sell any of the Shares unless the conditions set forth in Article IV hereof shall have been satisfied or waived by the Company on or prior to the Closing Date.


                                   ARTICLE II

                                     CLOSING

          The closing (the "Closing") of the transactions contemplated by this Agreement shall take place as follows:

                 (i) On the basis of the representations, warranties and covenants herein set forth, the Company will sell to each of the Investors, and each of the Investors will purchase from the Company, at the Closing on June 17, 1997 or such later date (not later than June 30, 1997) as the Company may designate upon not less than five Business Days prior written notice, delivered by facsimile, to the Investors (the "Closing Date"), the number of Shares set forth opposite each such Investor's name on Schedule 1 hereto for the consideration of a cash purchase price of U.S. $25.00 per Share, to be paid on the Closing Date. The aggregate cash purchase price for the number of Shares set forth opposite the name of each Investor on
     Schedule 1 hereto is such Investor's "Aggregate Purchase Price."

                 (ii) At the Closing, subject to the terms and conditions of this Agreement and on the basis of the representations, warranties and covenants herein set forth, the Company will deliver to each of the


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     Investors, or representatives thereof, a certificate or certificates registered in the name of such Investor (or such other name as may be indicated in writing to the Company prior to the Closing Date) representing the aggregate number of Shares to be purchased by such Investor, against payment of such Investor's Aggregate Purchase Price by either such Investor or Donaldson, Lufkin & Jenrette, on behalf of such Investor, by wire transfer of immediately available funds to an account specified to the Investors and the Placement Agents (as defined below) by the Company at least three (3) Business Days prior to the Closing Date. The Closing will take place at the offices of Conyers Dill & Pearman in Hamilton, Bermuda at 10:00 a.m., Bermuda time, on the Closing Date.


                                   ARTICLE III

                   CONDITIONS TO OBLIGATIONS OF THE INVESTORS

          The obligation of each Investor to purchase the Series A Preferred Stock under this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

          Section 3.1 Accuracy of Representations and Warranties. All representations and warranties of the Company and of each other Investor contained herein shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

          Section 3.2 Performance of Agreements; Regulatory. (i) The Company shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                 (ii) The Company and CGA shall have obtained all consents and approvals of regulatory bodies and authorities in Bermuda necessary on the Closing Date for CGA to carry on the business of an insurer and a reinsurer, and CGAIM shall have obtained all consents and approvals of regulatory bodies and authorities in the United States necessary on the Closing Date for CGAIM to carry out its businesses. (It being understood that any such consent or approval that is conditioned solely on the capitalization of the Company or either of the Initial Subsidiaries (as contemplated in the Private Placement Memorandum) through the application of the net proceeds of the Closing and the closing of the purchases of Investment Units (other than pursuant to the Commitments) under the Investment Units


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Subscription Agreement, dated as of or prior to the Closing Date, among the
Company and the investors named therein (the "Investment Units Subscription Agreement") and the Founders' Common Stock Subscription Agreement, dated as of or prior to the Closing Date, among the Company and the investors named therein (the "Founders' Common Stock Subscription Agreement") and/or the consummation of the transactions contemplated hereby shall be considered "obtained" for the purposes of this Agreement).

                 (iii) CGA shall have received a letter from Duff & Phelps Credit Rating Company ("DCR") dated as of the Closing Date to the effect that CGA will receive evidence of its AAA claims paying ability rating from DCR upon the consummation of the transactions (other than a purchase pursuant to the Commitments) contemplated hereby, by the Founders' Common Stock Subscription Agreement and by the Investment Units Subscription Agreement, which letter shall be in form and substance satisfactory to the Investors and shall have no other conditions which need to be satisfied in order for CGA to receive a AAA claims paying ability rating from DCR. The Commitments (as defined in the Investment Units Subscription Agreement) shall be supported by supplemental obligations to the extent contemplated by the Private Placement Memorandum and in accordance with the Investment Units Subscription Agreement as in effect on the date hereof.

                 (iv) The Minister of Finance of Bermuda ("Minister") shall have granted to each of CGA and the Company a tax assurance (as described in the Private Placement Memorandum) pursuant to the Exempt Undertakings Tax Protection Act, 1966 of Bermuda.

                 (v) The Minister, through the offices of the Registrar of Companies, has delivered to CGA a written approval, dated January 23, 1997, authorizing CGA to reduce by 15% or more its total statutory capital as set out in its previous year's financial statements, subject to such conditions as are attached to the approval, and the Minister's approval shall not have been revoked, amended or supplemented and a true, correct and complete copy of such letter shall be included in the documents provided to each Investor at the Closing. The parties understand that such approval is not necessarily binding on the Bermudian authorities.

          Section 3.3 Compliance Certificate. The Company shall have delivered to such Investor a certificate, dated the Closing Date, of the Chief Executive Officer of the Company to the effect that the conditions specified in Sections
3.1 (other than with respect to the representations


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and warranties of the Investors), 3.2, 3.4, 3.5, 3.8, 3.9, 3.10 and 3.11 have been fulfilled.

          Section 3.4 Bye-laws. The Bye-laws of the Company shall have been adopted by the Company in the form attached as Annex II hereto.

          Section 3.5 Warrant Agreement; Other Agreeements. Each Investor and the Company shall have executed and delivered, in escrow pending completion of the Closing, a separate Warrant Acquisition Agreement (the "Warrant Acquisition Agreement"), in the form attached as Annex VI hereto, with respect to such number of Warrants of the Company set forth opposite each such Investor's name on Schedule 1 hereto. Each of the closing documents listed on Annex V hereto (the "Other Closing Documents") shall have been, where appropriate, executed and delivered to the Company, in escrow pending completion of the Closing, by the parties thereto in substantially the form reviewed and found reasonably acceptable by the Investors or counsel to the Investors (it being understood that Cleary, Gottlieb, Steen & Hamilton is acting as counsel to the Placement Agents (as defined below) and the Investors, respectively).

          Section 3.6 Opinion of Conyers Dill & Pearman. Conyers Dill & Pearman, Bermuda special counsel for the Company, shall have delivered to such Investor an opinion dated the Closing Date in substantially the form attached as Annex III hereto.

          Section 3.7 Opinion of Dewey Ballantine. Dewey Ballantine, special counsel for the Company, shall have delivered to such Investor an opinion dated the Closing Date in substantially the form attached as Annex IV hereto.

          Section 3.8 Aggregate Funding. The total number of shares of Series A Preferred Stock purchased by the Investors shall be not less than 2,600,000 Shares, the total number of Investment Units (as defined in the Private Placement Memorandum) and common shares of the Company (the "Common Stock") purchased by other investors shall be not less than 1,600,000 Investment Units and 1,272,043 shares, respectively, and the Company shall have received Commitments and gross proceeds from the sale of the Investment Units, the Series A Preferred Stock and the Common Stock of not less than U.S. $210,500,000. The Shares have been duly authorized and issued to the respective Investors.

          Section 3.9 St. George. Each of the St. George Holdings, Ltd. Class A-SG Non-Voting Ordinary Shares and Class B-SG Voting Ordinary Shares Subscription Agreement, dated as of or prior to the Closing Date (the "St. George


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Subscription Agreement"), among St. George Holdings, Ltd. ("St. George") and the investors named therein (the "St. George Investors") and the Credit Agreement, dated as of the Closing Date (the "Credit Agreement"), among St. George Investments I, Ltd., as borrower, Thames Asset Global Securitization No. 1,
Inc., as lender, and other parties thereto, shall have been executed by the parties thereto and delivered in escrow pending completion of the closing in connection therewith and the Closing. The Credit Agreement will provide, subject to certain conditions, for the establishment on the Closing Date of a $100 million Credit Facility for the benefit of St. George and a commercially reasonable best efforts obligation by the lender to syndicate an additional $400 million credit facility for the benefit of St. George. The transactions contemplated by the St. George Subscription Agreement and the Credit Agreement, which are transactions to be completed on or prior to the Closing Date, shall have been completed or will be completed simultaneously with the Closing.

          Section 3.10 Avoidance of Conflicts. The Company shall have adopted a resolution restricting any future transactions between the Company or any of its Initial Subsidiaries or affiliates and Jay Shidler, The Shidler Group, any affiliates of The Shidler Group or any shareholders of the Company with the right to appoint a voting member of the Board of Directors or affiliates thereof, in order to avoid the appearance of a potential conflict of interest.

          Section 3.11 Appointment of Agent. The Company shall have appointed an agent for service of process in accordance with Section 15.13.

          Section 3.12 List of Shareholders. The Company shall have provided to such Investor a list of the shareholders of the Company and their respective shareholdings on the Closing Date.

          If at or prior to the Closing all of the conditions of this Article III have not been satisfied, any Investor may elect to waive such conditions or to be relieved of all further obligations hereunder.


                                   ARTICLE IV

                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

          The obligation of the Company to issue and sell the Series A Preferred Stock under this Agreement is subject to the satisfaction at the Closing Date of each of the following conditions:


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          Section 4.1 Accuracy of Representations and Warranties. All
representations and warranties of each Investor contained herein shall be true in all material respects on and as of the Closing Date as if made on and as of the Closing Date.

          Section 4.2 Performance of Agreements. Each Investor shall have performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or at the Closing Date and each such Investor shall notify the Company.

          Section 4.3 Other Agreements. The Warrant Acquisition Agreement, in the form attached as Annex VI hereto, with respect to such number of Common Warrants of the Company set forth opposite each such Investor's name on Schedule 1 hereto, shall have been executed and delivered in escrow pending completion of the Closing, by the parties thereto. Each of the Other Closing Documents shall have been executed and delivered, in escrow pending completion of the Closing, by the parties thereto in substantially the form reviewed by the Investors or counsel to the Investors.

          Section 4.4 Letters from Placement Agents. The Company shall have received from each of Donaldson, Lufkin & Jenrette Securities Corporation and Salomon Brothers Inc (the "Placement Agents") a letter dated as of the Closing Date reasonably satisfactory to the Company, to the effect that neither it nor any person (other than the Company and its Affiliates) authorized to act on its behalf has used any form of general solicitation or general advertising in connection with the offer and sale of the Series A Preferred Stock, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

          Section 4.5 Payment for the Series A Preferred Stock. Each Investor shall have delivered to the Company and the Company shall have received, full payment in immediately available funds of the aggregate Purchase Price of such Investor as set forth in Schedule 1 in respect of such Investor's purchase of the Series A Preferred Stock.

          Section 4.6 Aggregate Funding. The total number of the shares of Series A Preferred Stock purchased by the Investors shall be not less than 2,600,000 Shares, the total number of Investment Units and shares of Common Stock of the Company purchased by other investors shall be not less than 1,600,000 Investment Units and 1,272,043 shares,


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

respectively, and the Company shall have received Commitments and gross proceeds from the sale of the Investment Units, the Series A Preferred Stock and the Common Stock of not less than U.S. $210,500,000.


                                    ARTICLE V

            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

          The Company represents, warrants and covenants to each of the Investors as of the date of this Agreement and as of the Closing Date as follows:

          Section 5.1 Due Organization, Valid Existence and Authority of the Company and the Company's Initial Subsidiaries. (a) The Company has been duly incorporated and is validly existing under the laws of Bermuda. Upon completion of the Closing, the Company will have full right, power and authority to carry on its business as conducted and as proposed to be conducted as described in the Private Placement Memorandum. The Company has full right, power and authority to enter into this Agreement and the Other Closing Documents to which the Company is a party, and perform its obligations hereunder and thereunder. The Memorandum of Association, in the form attached hereto as Annex I is a true and complete copy of the Memorandum of Association of the Company as in effect at the date of this Agreement, and no amendment to such Memorandum of Association has been proposed or adopted. At the Closing, the Bye-laws of the Company will be in the form attached hereto as Annex II. Upon completion of the Closing, the Company will not own any interest in or control, directly or indirectly, any other corporations, partnerships or other entities, other than the Initial Subsidiaries.

          (b) Each of the Initial Subsidiaries has been duly incorporated and is validly existing under the laws of its jurisdiction of incorporation. Upon completion of the Closing and the closings under the Investment Units Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of the proceeds therefrom as described in the Private Placement Memorandum, each Initial Subsidiary will have the full right, power and authority to carry on its business as proposed to be conducted as described in the Private Placement Memorandum.

          Section 5.2 Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance,


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

reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) (together, the "Creditor and Enforceability Exceptions"). Each of the Other Closing Documents to which the Company is a party has been duly authorized by the Company, and, when executed and delivered by the Company at the Closing, will constitute a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the Creditor and Enforceability Exceptions.

          Section 5.3 Capitalization. The sale and the issuance of the Shares have been duly authorized by the Company and, upon payment for the Shares in accordance with Article II hereof, the Shares will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable in respect of the holding of the Shares). Except as contemplated by its Memorandum of Association and Bye-laws, the Shareholders Agreement to be dated on or prior to the Closing Date, among the Company and the other parties named therein (as such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the "Shareholders Agreement"), the Common Stock Warrant Acquisition Agreement in substantially the form attached as Annex VI hereto, the Sponsoring Investors and Founders Stock Warrant Plan and the Employee Stock Warrant Plan in substantially the forms attached as Annex X hereto, and this Agreement, each of the Company and its Initial Subsidiaries does not, and on the Closing Date will not, have any outstanding or authorized options, warrants, calls, rights, commitments or any other agreements of any character obligating it to issue any of its Capital Stock or any securities convertible into or exchangeable for, or evidencing the right to purchase or obtain, any of its Capital Stock or any agreements or understandings with respect to the voting, sale or transfer of any of its Capital Stock or any securities convertible into or exchangeable for or evidencing the right to purchase or obtain any of its Capital Stock. The Company shall reserve such shares of Capital Stock as may be purchased upon drawdown on the Commitments. The Shares shall conform in all material respects to the description of such Shares provided in the Private Placement Memorandum.

          Section 5.4 No Conflict with Other Instruments; No Aprovals Required Except as Have Been Obtained. (i) The execution and delivery of this Agreement and the Other Closing Documents to which the Company is a party by the Company and compliance by the Company with the terms and conditions hereof and thereof, will not violate, with or


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without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to the Company or any Affiliate thereof, and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company or any Affiliate thereof under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses of the Company or any Affiliate thereof pursuant to the Memorandum of Association or Bye-laws of the Company or the organizational documents of such Affiliate, as the case may be, or any order, judgment, decree, law, ordinance or regulation applicable to the Company or such Affiliate, as the case may be, or any contract, instrument, agreement or restriction to which the Company or such Affiliate, as the case may be, is a party or by which the Company or such Affiliate, as the case may be, or any of its assets or properties is bound. Except where the Company is obliged to obtain Bermuda governmental approvals that have been obtained, neither the Company or any Affiliate thereof nor any of the Company's or any of its Affiliates' respective assets or properties is subject to any charter, bye-law, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character that would prevent the Company from entering into this Agreement or the Other Closing Documents to which the Company is a party or from consummating the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof.

          (ii) The execution and delivery of the Other Closing Documents to which each of the Initial Subsidiaries is a party by such Initial Subsidiary and compliance by such Initial Subsidiary with the terms and conditions thereof, will not violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to such Initial Subsidiary or any Affiliate thereof, and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of such Initial Subsidiary or any Affiliate thereof under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses of such Initial Subsidiary or any Affiliate thereof pursuant to the Memorandum of Association, Articles of Incorporation or Bye-laws, as the case may be, of such Initial Subsidiary or the organization documents of such Affiliate, as the case may be, or any order, judgment, decree, law, ordinance or regulation applicable to the Initial Subsidiary or such Affiliate, as the case may be, or any contract, instrument, agreement or restriction to which such Initial Subsidiary or such Affiliate, as the case may be, is a party or by which such Initial Subsidiary or such Affiliate, as the case may be, or any of its assets or properties is bound. Except where such Initial Subsidiary is obliged to obtain Bermuda governmental approvals that have been obtained, neither such Initial Subsidiary or any Affiliate thereof nor any of such Initial Subsidiary's or its Affiliates' respective assets or properties is subject to any charter, bye-law, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character that would prevent such Initial Subsidiary from entering into the Other Closing Documents to which such Initial Subsidiary is a party or from consummating the transactions contemplated thereby in accordance with the terms thereof.

          Section 5.5 Regulatory Filings; Compliance with Law. Upon completion of the Closing and the closings under the Investment Units Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of the proceeds therefrom (other than from the Commitments) as described in the Private Placement Memorandum, CGA will be authorized on the Closing Date under Bermuda law to conduct the business of selling insurance and reinsurance as contemplated by the Private Placement Memorandum and no further approvals of the insurance regulatory or other authorities of Bermuda are required for the conduct of such business. Upon completion of the Closing, and the closing under the Investment Units Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of proceeds therefrom as described in the Private Placement Memorandum, CGAIM will be authorized on the Closing Date or immediately thereafter under the applicable United States federal and state laws to conduct its business as contemplated by the Private Placement Memorandum and no further approvals of regulatory or other authorities are required for the conduct of such business. Upon completion of the Closing and the closings under the Investment Units Subscription Agreement and the Founders' Common Stock Subscription Agreement, and the use of proceeds therefrom (other than from the Commitments) as described in the Private Placement Memorandum, the Company and the Initial Subsidiaries will be in compliance with all applicable laws and regulations.

          Section 5.6 Stamp Duties or Taxes. No Bermuda stamp, transfer or similar duties or taxes are payable in respect of the issuance and delivery of the Shares to the Investors pursuant to this Agreement provided that any such

Investor is not resident in Bermuda for exchange control purposes and if any such taxes arise in connection with the execution of this Agreement, the Other Closing Documents, or the consummation of any of the transactions contemplated hereby or thereby, then the Company will pay such taxes.

          Section 5.7 Private Offering of the Series A Preferred Stock

                 (a) The offer and sale and the issuance and delivery of the Shares are intended to be exempt from the provisions of Section 5 of the United States Securities Act of 1933, as amended (the "Securities Act"), and from the registration provisions of the applicable state securities laws. Neither the Company nor anyone acting on its behalf has taken, or omitted to take, any action, with respect to the Shares or any securities similar to the Shares, or otherwise, that would bring the sale and issuance of the Shares within the provisions of Section 5 of the Securities Act or that would violate any blue sky laws of a state of the United States or securities law of any foreign jurisdiction (including Bermuda).

                 (b) In the case of each offer or sale of the Shares, no form of general solicitation or general advertising was used by the Company or any person authorized to act on behalf of the Company, including, without limitation, any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

                 (c) Neither the Company nor anyone acting on its behalf has taken, or omitted to take, any action, with respect to any other shares of the Company issued and sold by the Company that would bring the issuance and sale of such shares within the provisions of Section 5 of the Securities Act or that would violate any blue sky laws of a state of the United States or securities law of a foreign jurisdiction (including Bermuda).

                 (d) Except for (i) the issuance of shares of capital stock of the Company in connection with the initial organization of the Company (such shares shall be redeemed by the Company at the Closing) and (ii) the issuance of shares of capital stock by the Initial Subsidiaries to the Company, neither the Company nor any Initial Subsidiary has issued or sold, or agreed to issue or sell, any shares in the Company or any Initial Subsidiary to any persons other than to the Investors pursuant hereto and to the other investors pursuant to the subscription agreements contained in the Other Closing Documents.

          Section 5.8 The Private Placement Memorandum. The Private Placement Memorandum does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. There is no fact which the Company has not disclosed herein or in the Private Placement Memorandum or any amendment or supplement thereto as of the date thereof and at all times subsequent thereto up to the Closing Date that, so far as the Company can foresee, is reasonably likely to have a material adverse effect on the performance of obligations hereunder and under the other Closing Documents by the Company and its Initial Subsidiaries, considered as a whole, or on the business operations, financial condition, assets, liabilities or prospects of the Company and its Initial Subsidiaries taken as a whole.

          Section 5.9 Not an "Investment Company". Each of the Company and the Initial Subsidiaries is not, and when conducting business as contemplated by the Private Placement Memorandum will not be, an "investment company" or an entity "controlled" by an "investment company" as such terms are defined in the United States Investment Company Act of 1940, as amended.

          Section 5.10 Business Newly Formed. Each of the Company and its Initial Subsidiaries is newly formed, has neither conducted any business nor incurred any liabilities (other than organizational expenses with respect to the Company and the Initial Subsidiaries, expenses associated with establishing the businesses of the Subsidiaries and expenses in connection with the offering and issuance of the securities of the Company and the Subsidiaries), has entered into no material agreements and incurred no liens or encumbrances on present or future assets or revenues, and has no proceedings pending against, or to the Company's knowledge, threatened against or affecting it before any court, governmental authority, arbitration board or tribunal, in each of the foregoing cases, other than as disclosed in the Private Placement Memorandum or referred to herein or in an attachment hereto.

          Section 5.11 Operating Company. At the time the Company issues any Shares, the Company shall be an "operating company" as defined in United States Department of Labor Regulation section 2510.3-101(c) issued under the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Company shall at all times thereafter conduct its activities so that it will continue to qualify as such an "operating company." As a result, pursuant to United States Department of Labor Regulation section 2510.3-101(a)(2)(i), at no time shall the assets of the Company constitute the assets of any Investor or Member of the Company for purposes of Title I of ERISA or Section 4975 of the United States Internal Revenue Code of 1986 (the "Code").

          Section 5.12 No U.S. Trade or Business and not a Controlled Foreign Corporation. The Company shall use its best efforts not to take, and to cause CGA not to take, any action which the Company has reason to believe could cause it or CGA to be considered engaged in the conduct of a trade or business in the United States (within the meaning of Code Section 864) or to become a controlled foreign corporation (within the meaning of Code Section 957) ("CFC"); provided, however, that this Section 5.12 shall not apply to any action which affects the election of directors pursuant to Section 12 of the Bye-laws; provided, further, that it is hereby understood that the Company shall not be considered to violate this Section 5.12 in the event that (x) the board of directors of the Company (the "Board") shall, in its sole discretion, request the advice of counsel with respect to a proposed action and counsel determines that such action will more likely than not cause the Company or CGA to be engaged in the conduct of a trade or business in the United States or become a CFC and (y) such proposed action to be taken by the Company receives the prior approval of 75% of the members of the Board then in office (for the sake of clarity, the foregoing imposes no obligation on the Company or the Board to seek the advice of counsel prior to taking any action unless the Company wishes to take advantage of this second proviso to this Section 5.12). It is hereby understood that this Section 5.12 does not alter any provision in the Company's Bye-laws and all actions taken in connection herewith must comply with such Bye-laws.

          Section 5.13 Related Person Insurance Income. (a) The Company shall use its best efforts to cause CGA not to sell insurance or reinsurance to a U.S. person which is a shareholder of the Company ("U.S. Shareholder") or a related person (within the meaning of Section 953(c)(6) of the Code) to a U.S. Shareholder ("Related Person") and which would therefore generate related person insurance income (within the meaning of Section 953(c)(2) of the Code) ("RPII") if the Company knows that (i) 20% or more of CGA's gross insurance income in any taxable year will be RPII and (ii) persons which are directly or indirectly insured or reinsured by CGA ("Insureds") or Related Persons to Insureds own 20 percent or more of the stock of CGA ("Excess RPII"); provided, however, that it is hereby understood that the Company shall not be considered to violate this
Section 5.13(a) by virtue of such sale which the Company has reason to believe will generate Excess RPII if the Company receives the prior approval of 100% of the members of the Board then in office, provided, further, that it is hereby understood that this Section 5.13(a) does not alter any provision in the Company's Bye-laws and all actions taken in connection herewith must comply with such Bye-laws.

          (b) In the event that the Board shall have given prior authorization (as provided in subsection (a) of this Section 5.13) for CGA to sell insurance or reinsurance which the Company has reason to believe will generate Excess RPII for any tax year, unless a U.S. statute, a final regulation of the U.S. Treasury or a published ruling of the U.S. Internal Revenue Service issued after the Closing Date provides or establishes that subpart F insurance income (as defined in Code Section 953) does not constitute unrelated business taxable income (as defined in Code Section 512), the Company shall so notify any U.S. Shareholder which is subject, pursuant to Code Section 511, to tax on its unrelated business taxable income not later than June 30 of the tax year in which the Company proposes that CGA generate Excess RPII.

          Section 5.14 Operating Guidelines. Attached hereto as Annex VII is a true, correct and complete copy of the operating guidelines of the Company and the Initial Subsidiaries (the "Operating Guidelines"), which were adopted by all necessary corporate action of the Board at a duly called and convened meeting of the Board. The resolution(s) pursuant to which the Operating Guidelines were adopted provides that the Operating Guidelines may be amended or revoked only pursuant to a resolution adopted by a two-thirds vote of the Board at a duly called and convened meeting of the Board. To the extent the Operating Guidelines are followed by the Company and the Initial Subsidiaries, (i) neither the Company nor CGA will be considered to be engaged in the conduct of a trade or business in the United States through a U.S. "permanent establishment" as defined in Article 3 of the Convention between the Government of the United States of America and the Government of the United Kingdom of Great Britain and Northern Ireland (on behalf of the Government of Bermuda) relating to the Taxation of Insurance Enterprises and Mutual Assistance in Tax Matters and (ii) neither the Company nor any Initial Subsidiaries will be considered to be transacting the business of insurance in any state of the United States without appropriate licenses or approvals. The Company knows of no reason why it and the Initial Subsidiaries cannot now and will not in the future be able to continuously comply with the Operating Guidelines. The Company knows of no reason why compliance with the Operating Guidelines would result in the company's inability to meet the projections set forth in the Private Placement Memorandum.

          Section 5.15 Passive Foreign Investment Company. The Company shall use its best efforts to operate its business in such manner that neither the Company nor CGA will be considered a passive foreign investment company under Section 1296 of the Code.

          Section 5.16 Use of Proceeds of the Offering. The Company shall use the net proceeds of this subscription (after payment of placement agent fees and other fees and expenses incurred by the Company in connection with the Offering, the offering of the Investment Units and the Common Stock to other investors and the organization and establishment of the Company and the Initial Subsidiaries, which fees and expenses shall be substantially as described in the Private Placement Memorandum) as capital to engage in the financial guarantee insurance business as described in the Private Placement Memorandum. On the Closing Date, CGA will be capitalized with $125,000,000 and will have received Acknowledgments with respect to each investor's obligation under Section 1.3 of the Investment Units Subscription Agreement.

          Section 5.17 Shareholders. Schedule 2 to this Agreement represents a true and complete list of the shareholders of the Company upon completion of the Closing and their respective shareholdings on the Closing Date.

          Section 5.18 St. George Representations. The Company has no reason to believe that the representations and warranties given by St. George to the St. George Investors pursuant to the St. George Subscription Agreement are not true and complete as of the date made thereunder and as of the Closing Date.

          Section 5.19 Bermuda Withholding Tax. The payment of dividends on or the making of distributions or redemption payments to any holder of the Series A Preferred Stock will not be subject to any tax withholding requirement under current Bermuda tax law.

          Section 5.20 No Events of Non-Compliance. No event has occurred and no condition exists which, upon the consummation of transactions under this Agreement or any Other Closing Document would constitute an Event of Non-Compliance under Article VIII with or without notice or lapse of time or both.

          Section 5.21 Registration Rights. Other than as provided in this Agreement and the Shareholders Agreement, the Company has not agreed to register any of its Capital Stock under the Securities Act.

          Section 5.22 Letter Agreement with DCR. In connection with obtaining its AAA rating from DCR, the Company will enter into a letter agreement with DCR, dated as of the Closing Date, in substantially the form attached as Annex IX hereto.


                                   ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE INVESTORS

          Each of the Investors, severally and not jointly, hereby represents and warrants to the Company as of the date of this Agreement and as of the Closing Date as follows:

          Section 6.1 Due Organization, Good Standing and Authority of the Investor. Such Investor is a corporation, partnership, limited liability company, trust or other legal entity and is duly organized, validly existing and in good standing under the laws of such Investor's jurisdiction of organization and not resident in Bermuda for Bermuda foreign exchange control purposes.

          Section 6.2 Authorization and Validity of Agreements. This Agreement has been duly authorized, executed and delivered by such Investor and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of such Investor enforceable against such Investor in accordance with its terms subject to the "Creditor and Enforceability Exceptions".

          Section 6.3 Investment Intent. Such Investor is acquiring the Shares for its own account as principal or for one or more separate accounts maintained by such Investor or for the account of one or more pension or trust funds of which such Investor is trustee, in each case, for investment purposes only, and not with a view to, or for, the resale or other distribution thereof, in whole or in part, other than pursuant to the Exchange Offer Registration Statement or the Shelf Registration Statement (as defined herein) pursuant to this Agreement; provided that, subject to the terms hereof, the disposition of such Investor's or their property shall at all times be within such Investor's or their control.

          Section 6.4 No Conflict with Other Instruments; No Approvals Required Except as Have Been Obtained. The execution and delivery of this Agreement, by such Investor and the compliance by such Investor with the terms and conditions hereof will not violate, with or without the giving of notice or the lapse of time, or both, or require any registration, qualification, approval or filing under, any provision of law, statute, ordinance or regulation applicable to such Investor, and will not conflict with, or require any consent or approval under, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of such Investor under, or result in the creation of any claim, lien, charge or encumbrance upon any of the properties, assets or businesses of such Investor pursuant to the articles of incorporation or by-laws of such Investor (if such Investor is a corporation) or equivalent organizational documents (if such Investor is not a corporation) or any order, judgment, decree, law, statute, ordinance or regulation applicable to such Investor or any contract, instrument, agreement or restriction to which such Investor is a party or by which such Investor or any of its assets or properties is bound, other than any such (i) violation, (ii) failure to register, qualify, obtain approval or file, (iii) conflict, (iv) breach, termination or default, (v) acceleration or (vi) creation of claim, lien, charge or encumbrance that would not, individually or in the aggregate, have a material adverse effect on such Investor's ability to consummate the transactions contemplated hereby. Neither such Investor nor any of its assets or properties is subject to any charter, by-law, contract or other instrument or agreement, order, judgment, decree, law, statute, ordinance or regulation or any other restriction of any kind or character that would prevent such Investor from entering into this Agreement or from consummating the transactions contemplated hereby in accordance with the terms hereof other than that which would not, individually or in the aggregate, have a material adverse effect on such Investor's ability to consummate the transactions contemplated hereby in accordance with the terms hereof. Notwithstanding anything in this Agreement to the contrary, no representation or warranty is made by any Investor regarding compliance with ERISA or Section 4975 of the Code, or the effect under ERISA or Section 4975 of the Code of the execution and delivery of this Agreement, and the compliance by such Investor with the terms and conditions hereof.

          Section 6.5 Investor Awareness and Suitability. Such Investor acknowledges, agrees and is aware that:ility

                 (i) An investment in the Shares involves a high degree of risk, including, without limitation, the risks identified under the caption "Risk Factors" in the Private Placement Memorandum, and such Investor may lose the entire amount of its investment and such Investor has the knowledge and experience in financial affairs that it is capable of evaluating the merits and risks of purchasing the Shares;

                 (ii) The Company has only recently been organized and has no financial or operating history;

                 (iii) The Private Placement Memorandum contains a summary of certain United States and Bermuda tax consequences under current laws relating to (i) the United States federal income taxation of the Company and of U.S. Persons (as defined below) and non-U.S. Persons that own Shares of the Company and (ii) the Bermuda taxation of persons or entities not resident in Bermuda for exchange control purposes that own Shares of the Company. Positions of, and developments in rulings of, the United States Internal Revenue Service, court decisions or legislative or administrative actions may have an adverse effect on one or more of the tax benefits sought by the Company. Moreover, the Company retains the right to alter the conduct of its affairs in such a manner as to subject its business to United States federal and/or state taxation. The Private Placement Memorandum does not address the Bermuda taxation of Investors that are resident in Bermuda for exchange control purposes or the taxation of Investors by any jurisdiction other than the United States or Bermuda, which tax consequences may be significantly different from the tax consequences discussed in the Private Placement Memorandum. (For purposes of this Section 6.5, "U.S. Person" means an individual who is a citizen or resident of the United States, a corporation or partnership created or organized under the laws of the United States or any state thereof, an estate, the income of which, from non-U.S. sources and not effectively connected with the conduct of a trade or business in the United States, is includable in gross income for United States federal income tax purposes, or a trust, if (i) a court within the United States may exercise primary supervision of the trust, and (ii) one or more United States fiduciaries have the authority to control all substantial decisions of the trust);

                 (iv) No Bermuda or United States federal or state regulatory authority or any foreign agency has passed upon the accuracy, adequacy, validity or completeness of the Private Placement Memorandum or this Agreement or made any finding or determination as to the fairness of an investment in the Shares;

                 (v) The Bye-laws and this Agreement contain substantial restrictions on the transferability of the Shares;

                 (vi) The Shares have not been registered under the Securities Act or under the securities laws of any other jurisdiction, including the states of the United States and, except as otherwise provided with respect to the Exchange Offer Registration Statement or the Shelf Registration Statement as set forth herein, the Company is under no obligation to, and currently does not intend to, register or qualify the Shares for resale by such Investor or assist such Investor in complying with any exemption under such securities laws or the securities laws of any such jurisdiction or any other jurisdiction;

                 (vii) Such Investor shall hold the Shares subject to this Agreement and the Bye-laws of the Company from time to time in effect and shall have voting rights with respect to the Shares as specified in the Bye-laws of the Company from time to time in effect;

                 (viii) It is intended that no person or entity may acquire or own, directly, indirectly or by attribution (within the meaning of Section 958 of Code) 10% or more of the total combined voting power of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock as such voting power is described in the Bye-laws.

          Section 6.6 Accredited Investor Status. Such Investor hereby represents and warrants to the Company that it qualifies as an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D under the Securities Act.

          Section 6.7 Series A Preferred Stock Ownership Limitations. To such Investor's knowledge, such Investor's purchase on the Closing Date of Shares pursuant to this Agreement will not cause any person or entity to own on the Closing Date directly, indirectly or by attribution (within the meaning of Section 958 of the Code) 10% or more of the total combined voting power of the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock as such voting power is described in the Bye-laws, or to be treated by virtue of its ownership of stock in the Company as indirectly or constructively owning on the Closing Date 10% or more of the voting power of all classes of capital stock of CGA entitled to vote. Such Investor may rely on the list of anticipated shareholders of the Company and their respective anticipated shareholdings set forth in Schedule 2 hereto for purposes of making this representation and warranty.

                                   ARTICLE VII

                               BUSINESS COVENANTS

          The Company covenants and agrees that so long as any Shares shall be issued and outstanding:

          Section 7.1 Limitation on Company Indebtedness and Preferred Stock. The Company will not, directly or indirectly, Incur any Indebtedness or any Preferred Stock unless (i) no Event of Non-Compliance (and no event that, with notice, lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness or issuance of such Preferred Stock and (ii) such Indebtedness or Preferred Stock constitutes Permitted Company Indebtedness And Preferred Stock; provided, however, that this Section 7.1 shall not (i) restrict the Company's ability to Incur Insurance Obligations, directly or indirectly or (ii) to issue the Series B Preferred Stock pursuant to the Commitments.

          Section 7.2 Limitation on Restricted Subsidiary Indebtedness and Preferred Stock. The Company will not permit any of its Restricted Subsidiaries to Incur, directly or indirectly, any Indebtedness or to issue any Preferred Stock unless (i) no Event of Non-Compliance (and no event that, with notice or lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at the time or would occur as a consequence of the Incurrence of such Indebtedness or issuance of such Preferred Stock and (ii) such Indebtedness or Preferred Stock is Permitted Restricted Subsidiary Indebtedness And Preferred Stock; provided, however, that this Section 7.2 shall not restrict any Restricted Subsidiary's ability to Incur, directly or indirectly, Insurance Obligations.

          Section 7.3 Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to make, directly or indirectly, any Restricted Payment if, at the time of or after giving effect to the proposed Restricted Payment, (i) any Event of Non-Compliance (or any event that, with notice or lapse of time or both, would be an Event of Non-Compliance) shall have occurred and be continuing at such time or (ii) the aggregate amount expended or declared for all Restricted Payments after the Closing Date exceeds the sum of (A) 50% of the Consolidated Net Income of the Company (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) beginning on the Closing Date and ending on the last day of the fiscal quarter immediately preceding the date of such Restricted Payment plus (B) 100% of the aggregate net cash proceeds received by the Company subsequent to the Closing Date from (without duplication) (1) capital contributions from stockholders (other than pursuant to the Commitments) and (2) the issuance or sale (other than to a Subsidiary) of Capital Stock (other than pursuant to the Commitments), including Capital Stock issued upon conversion of convertible debt and from the exercise of options, warrants or rights to purchase Capital Stock, but excluding Redeemable Stock; provided, however, that this Section 7.3 shall not prevent (i) the Company from paying any dividend on its Capital Stock within 60 days after the declaration thereof if, on the declaration date, the Company could have paid such dividend in compliance with the preceding paragraph, (ii) the making of any dividend or redemption payments in respect of the Series A Preferred Stock and (iii) the making of Permitted Investments.

          Section 7.4 Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, cause to exist or become effective or enter into any encumbrance or restriction (other than pursuant to applicable laws or regulations) on the ability of any Restricted Subsidiary (i) to pay dividends, make redemption payments or make any other distributions in respect of its Capital Stock, or repay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company, (ii) to make loans or advances to the Company or any other Restricted Subsidiary of the Company, or (iii) to transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except for:

          (a) any encumbrance or restriction pursuant to an agreement relating to an acquisition of assets or property, so long as the encumbrances or restrictions in any such agreement relate solely to the assets or property so acquired;

          (b) any encumbrance or restriction relating to any Restricted Subsidiary's Indebtedness in effect as of the date on which such Restricted Subsidiary was acquired by the Company or any other Restricted Subsidiary of the Company (other than Indebtedness Incurred by such Restricted Subsidiary in connection with or in anticipation of such acquisition);

          (c) any encumbrance (i) by direct lien on assets, through a trust or otherwise, to the extent such lien has not been foreclosed upon, or (ii) securing obligations to reimburse letters of credit and similar instruments, permitted by clause (b) of the defined term "Insurance Obligations" in Article XIV, in either case, securing insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business;

          (d) any encumbrance or restriction in respect of Permitted Company Indebtedness And Preferred Stock or Permitted Restricted Subsidiary Indebtedness And Preferred Stock;

          (e) any encumbrance under employee pension plans (provided that any such benefits granted to employees are in compliance with the standards set forth in clauses (i) through (iv) of Section 7.7), employee health insurance plans (provided that any such benefits granted to employees are in compliance with the standards set forth in clauses (i) through (iv) of Section 7.7), workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith encumbrances Incurred in connection with bids, tenders or contracts, excluding contracts for the payment of Indebtedness, but including insurance and reinsurance contracts, or with or for the benefit of regulatory authorities, insureds or reinsureds, in each case Incurred in the ordinary course of business;

          (f) any encumbrance to secure public or statutory obligations (including under insurance regulations) or contested taxes and import duties, in each case Incurred in the ordinary course of business;

          (g) any encumbrance or restriction securing a refinancing of Indebtedness secured pursuant to an encumbrance or restriction referred to in the foregoing clauses so long as the encumbrances and restrictions securing such refinancing are no more restrictive and are with respect to no greater principal amount than the encumbrances and restrictions securing the Indebtedness being refinanced;

          (h) customary provisions restricting subletting or assignment of any lease of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder; and

          (i) such restriction set forth in the Company's and its Initial Subsidiaries' undertakings in the letter to DCR in substantially the form of Annex IX hereto.

          Section 7.5 Limitation on Sales of Assets and Capital Stock.

          (a) The Company will not, and will not permit any Restricted Subsidiary to, consummate any Specified Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Specified Asset Sale at least equal to the Fair Market Value (as evidenced by a Certified Resolution of the Board of Directors of the Company) of the property sold or otherwise disposed of, (ii) at least 85% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, for such property consists of cash and cash equivalents and (iii) the Company or such Restricted Subsidiary, as the case may be, uses the Net Cash Proceeds in the manner set forth in this Section 7.5, if permissible under applicable laws or regulations.

          (b) Within 270 calendar days after any Specified Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may at its option (i) reinvest up to an amount equal to the Net Cash Proceeds from such disposition in additional assets related to the Company's principal lines of business ("Replacement Assets") and/or (ii) apply up to an amount equal to such Net Cash Proceeds to the reduction of the Indebtedness of the Company or of any Restricted Subsidiaries of the Company. Any Net Cash Proceeds from any Specified Asset Sale that are not used either to reinvest in Replacement Assets or repay Indebtedness of the Company or of the Company's Restricted Subsidiaries will constitute "Excess Proceeds".

          (c) When the aggregate amount of Excess Proceeds exceeds U.S.$5 million, the Company shall make an offer to repurchase in exchange for a cash amount equal to the Excess Proceeds, on a pro rata basis from all holders of the Series A Preferred Stock, an aggregate number of Shares with respect to which 100% of the Series A Preferred Stated Value, together with accrued and unpaid dividends thereon through the repurchase date, if any, equals, as nearly as practicable, the aggregate amount of Excess Proceeds. To the extent that any amount of Excess Proceeds remains after completion of such offer to repurchase, the Company or such Restricted Subsidiary shall use such remaining amount for general corporate purposes and the amount of Excess Proceeds for purposes of this Section 7.5 shall be reset to zero.

          Section 7.6 Limitation on Release of Commitments. The Company shall not amend, modify, fail to comply with, waive or fail to enforce any provision of, or assign (other than with respect to a Restricted Subsidiary which shall comply with this covenant) any of its rights or obligations in respect of any provision of, Section 1.3 of the Investment Units Subscription Agreement or any Acknowledgment (as defined in the Investment Units Subscription Agreement) without the written consent of 90% of the issued and outstanding shares of Series A Preferred Stock.

          Section 7.7 Limitation on Transactions with Affiliates. Except for reinsurance agreements entered into with Capital liates Reinsurance Company or its Affiliates pursuant to the letter agreement as in effect on the date hereof, a copy of which is attached as Annex VIII hereto, the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into any transaction or series or transactions, with or for the benefit of any Affiliate of the Company, unless (i) such transaction or series of transactions is in the best interest of the Company or such Restricted Subsidiary, (ii) such transaction or series of transactions is on terms no less favorable to the Company or such Restricted Subsidiary than those that could be obtained in a comparable arms-length transaction with an unrelated third party, (iii) with respect to a transaction or series of transactions involving aggregate payments or value in excess of U.S.$1 million (other than transactions in the ordinary course of business (A) involving the insurance or reinsurance of risks, (B) involving the brokering of insurance or reinsurance, or (C) as otherwise contemplated in the Private Placement Memorandum), the Company's Board of Directors (including a majority of the disinterested directors thereof) approves such transaction or series of transactions and in its good faith judgment believes that such transaction or series of transactions complies with clauses (i) and (ii) of this paragraph, as evidenced by a Certified Resolution, and (iv) with respect to a transaction or series of transactions involving aggregate payments or value in excess of U.S.$3 million (other than transactions in the ordinary course of business (A) involving the insurance or reinsurance of risks, (B) involving the brokering of insurance or reinsurance, or (C) as otherwise contemplated in the Private Placement Memorandum), the Company, in addition to complying with clause (iii) of this paragraph, obtains an opinion from an internationally recognized expert with experience in appraising the terms and conditions of the relevant type of transaction stating that the transaction is fair from a financial point of view to the Company or such Restricted Subsidiary. In addition, the Company will not and will not permit the Restricted Subsidiaries to enter into any transaction or series of transactions (other than the agreements with Capital Reinsurance Company or its Affiliates referred to above) with any Person who holds the right to designate only one voting member of the Company's Board of Directors or any Affiliate of such a Person, unless such transaction or series of transactions is
(1) in the best interests of the Company as determined by the disinterested members of the Board and (2) entered into on an arms-length basis.

          Section 7.8 Limitation on Merger, Consolidation and Sale of Assets. The Company will not, and will not permit any Restricted Subsidiary to, merge, amalgamate or consolidate with any other entity (other than a merger or amalgamation of a Restricted Subsidiary into the Company or a merger or amalgamation of a Restricted Subsidiary with another Restricted Subsidiary) or, sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of its assets unless (a) if the Company is a party to the transaction and is not the surviving entity, the entity formed by or surviving any such consolidation, amalgamation or merger or to which such sale, transfer or conveyance is made shall be a corporation organized and existing under the laws of Bermuda, the United States of America or a State thereof or the District of Columbia and such corporation expressly agrees to be bound by this Agreement; (b) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis, no Event of Non-Compliance (and no event that, after notice or lapse of time, or both, would become an Event of Non-Compliance) shall have occurred and be continuing; and (c) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness Incurred or anticipated to be Incurred, or Preferred Stock issued or anticipated to be issued in connection with such transaction or series of transactions), the Company or the surviving entity, as the case may be, would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to the transaction or series of transactions giving rise to the need to calculate Consolidated Net Worth.

          Section 7.9 Restricted and Unrestricted Subsidiaries.

          (a) As of the Closing Date, each of the Initial Subsidiaries shall be classified as a "Restricted Subsidiary". Except as provided in Section 7.9(b) and in compliance with Section 7.9(e), any Person that is or becomes a Subsidiary of the Company or any of its Restricted Subsidiaries shall be classified as a "Restricted Subsidiary". A Restricted Subsidiary may not be redesignated as an "Unrestricted Subsidiary" except as provided in Section 7.9(b).

          (b) For the purposes of this Agreement, the Company may designate a Subsidiary (including a newly formed or newly acquired Subsidiary, but excluding any of the Initial Subsidiaries) of either the Company or any of its Restricted Subsidiaries as an "Unrestricted Subsidiary" if (i) both (a) such Subsidiary does not have any obligations which, if an event of default occurred thereunder, would result, with notice or lapse of time or both, in a cross-default on Indebtedness of any of the Company's Restricted Subsidiaries and (b) such Subsidiary has less than U.S.$1,000 of assets or (ii) such designation is effective immediately upon such Person becoming a Subsidiary of either the Company or any of its Restricted Subsidiaries.

          (c) The Company may redesignate, at any time, an Unrestricted Subsidiary as a Restricted Subsidiary if, after giving effect to such an action, the Company is in compliance with Section 7.9(e).

          (d) The designation of an Unrestricted Subsidiary pursuant to Section 7.9(b) or the removal of such designation pursuant to Section 7.9(c) shall be made by the Company's Board of Directors pursuant to a Certified Resolution and shall be effective as of the date specified in such Certified Resolution, which shall not be prior to the date of such Certified Resolution.

          (e) Notwithstanding any other provision of this Section 7.9, the Company will not, and will not permit any of its Restricted Subsidiaries to, take any action or enter into any transaction or series of transactions that would result in a Person becoming a Restricted Subsidiary (whether through an acquisition, the redesignation of an Unrestricted Subsidiary or otherwise) unless, after giving effect to such action, transaction or series of transactions, on a pro forma basis, the Company would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company prior to the transaction giving rise to the need to make such calculation.

          (f) At all times the Company or a Wholly-Owned Restricted Subsidiary thereof shall own all of the Capital Stock of the Restricted Subsidiaries of the Company.


                                  ARTICLE VIII

                            EVENTS OF NON-COMPLIANCE

          An "Event of Non-Compliance" shall exist if any of the following occurs and is continuing:

          (a) failure by the Company to pay (i) prior to the fifth anniversary of the Closing Date, a quarterly dividend in the form of Series A Preferred Stock or (ii) from the fifth anniversary of the Closing Date, a quarterly cash dividend at the applicable Series A Preferred Dividend Rate (as defined in the Bye-laws) (A) in the case of (i) and (ii), on each share of Series A Preferred Stock then outstanding and (B) in the case of (i) and (ii), in the event that there are any undistributed dividends payable in the form of Series A Preferred Stock, on each such undistributed share of Series A Preferred Stock; provided, however, that there shall not be an "Event of Non-Compliance" under this clause
(a) unless the sum of the aggregate Series A Preferred Stated Value (as defined in the Bye-laws of the Company) for the unpaid stock dividends under clause (i) and the aggregate unpaid cash amount under clause (ii) is, in the aggregate, in excess of U.S. $5 million;

          (b) failure of the Company to pay the redemption price and premium, if any, in respect of any of the shares of Series A Preferred Stock when due, notwithstanding the legal restrictions on redemption payments described in paragraph (f) of Section 5 of Appendix A to the Bye-laws as in effect on the Closing Date, upon mandatory or optional redemption, required purchase or otherwise;

          (c) failure by the Company or any Restricted Subsidiary of the Company to comply with any of the applicable restrictions and limitations and covenants and agreements described in Article VII and Section 9.1 for a period of 60 days following notice of such failure from the holders of 25% or more of the outstanding aggregate Liquidation Value of the Series A Preferred Stock unless such compliance has been waived by the holders of a majority of the outstanding aggregate Liquidation Value of the Series A Preferred Stock;

          (d) failure by the Company or any Restricted Subsidiary of the Company to pay any amounts in respect of Indebtedness or Preferred Stock when due (after giving effect to any applicable grace period) or the acceleration of any such payment obligations and, in either case, the total amount of such unpaid or accelerated amount exceeds, individually or in the aggregate, U.S.$5 million;

          (e) any default (other than under clauses (a), (b), (c) and (d) of this Section 8.1) in the performance of or compliance with any obligation, or any defined event of default, which is not cured or waived by all relevant parties within the applicable cure period (if any) and arises under the terms of contracts and instruments pursuant to which the Company or any Restricted Subsidiary of the Company has Incurred any Indebtedness or issued any Preferred Stock to any Person under which the amount unpaid, individually or in the aggregate, exceeds U.S.$5 million;

          (f) the entry by a court of competent jurisdiction of one or more judgments or orders against the Company or any of its Restricted Subsidiaries in an uninsured aggregate amount in excess of U.S.$10 million and such judgment or order is (i) not discharged, waived, stayed or satisfied for a period of 45 consecutive days or (ii) the subject of an ongoing appeal and the Company is not obligated to pay such amount while such appeal is pending.

          (g) the Company or any Restricted Subsidiary shall

                 (i) make a general assignment for the benefit of, or enter into any composition or arrangement with, creditors;

                 (ii) apply for, or consent (by admission of material allegations of a petition or otherwise) to the appointment of a receiver, trustee, custodian, liquidator (or similar official) of the Company or any Restricted Subsidiary or of a substantial part of any of such corporation's assets, or authorize such application or consent;

                 (iii) file a petition under Title 11 of the United States Code (or similar law of the United States or any other jurisdiction which relates to the liquidation or reorganization of companies or to the modification or alteration of the rights of creditors); or

                 (iv) permit or suffer all or any substantial part of its property to be sequestered or attached by court order and such order shall remain undismissed for 60 days; or

          (h) there shall have been entered an order or decree for relief in a case under Title 11 of the United States Code (or similar law of the United States or any other jurisdiction which relates to liquidation or reorganization of companies or the modification or alteration of the rights of creditors) commenced by the filing of a petition against the Company or a Restricted Subsidiary or for appointment of a receiver, trustee, custodian, liquidator (or similar official) of the Company or a Restricted Subsidiary, or of a substantial part of any of such corporation's assets obtained without the consent of the Company or such Restricted Subsidiary, or for the winding-up or liquidation of the Company or a Restricted Subsidiary, and such order or decree shall have continued unstayed or undismissed and in effect for a period of 60 days; or

          (i) CGA's claims paying ability rating is downgraded below a AA-rating by DCR (or the then-equivalent rating by DCR in the event such rating agency changes its rating designations after the date hereof) for a period of 45 consecutive days.

                                   ARTICLE IX

                                    REPORTING

          Section 9.1 Reporting. (a) So long as the Company is neither subject to Section 13 or 15(d) of the Exchange Act nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, the Company will furnish to the holders of the Series A Preferred Stock, to prospective investors, and to securities analysts the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

          (b) Prior to the effectiveness of a registration statement relating to the Series A Preferred Stock, the Company will furnish to the holders of the Series A Preferred Stock the quarterly and annual financial statements and related notes, an accompanying Management's Discussion and Analysis of Financial Condition and Results of Operations and the information, documents and other reports in the format that would be required to be included in the Company's periodic reports filed with the United States Securities and Exchange Commission (the "Commission") if the Company were required to file such reports with the Commission. The Company will furnish such information to the holders of the Series A Preferred Stock within 15 days after the date on which the Company would have been required to file such reports with the Commission.

          (c) Following the effectiveness of the Exchange Offer Registration Statement or the Shelf Registration Statement, the Company will furnish to the holders of the Series A Preferred Stock, within 15 days after it files them with the Commission, copies of the annual and quarterly reports and the information, documents and other reports that the Company is required to file with the Commission pursuant to Sections 13 and 15(d) of the Exchange Act. Notwithstanding that the Company may not be required to remain subject to the reporting requirements of Section 13 and 15(d) of the Exchange Act, to the extent permitted by the Exchange Act, the Company shall continue to file with the Commission and provide the holders of the Series A Preferred Stock with the annual reports and the information, documents and other reports that are specified in Section 13 and 15(d) of the Exchange Act. In the event that the Company is not permitted to file such reports, documents and information with the Commission, the Company will provide substantially similar information with respect to itself and its Subsidiaries to the holders of the Series A Preferred Stock as if the Company were subject to the reporting requirements of the
Section 13 and 15(d) of the Exchange Act.

          Section 9.2 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of the restricted securities to the public without registration, the Company agrees to:

          (A) make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

          (B) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

          (C) furnish to each holder of the Series A Preferred Stock upon request a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act (at any time from and after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any such securities without registration.

          Section 9.3 Bermuda Laws. The Company has and will maintain all necessary consents and approvals for the Shares to be traded without restriction under Bermuda law.


                                    ARTICLE X

                            REGISTERED EXCHANGE OFFER

          Section 10.1 Exchange Offer Registration. Unless the Exchange Offer shall not be permitted by applicable United States law (after the procedures set forth in Section 12.1(a) below have been complied with), the Company shall use its best efforts to cause the Exchange Offer Registration Statement to become effective at the earliest possible time, but in no event later than 180 days after the Closing Date, and in connection with the foregoing, (A) file all pre-effective amendments to such Exchange Offer

Registration Statement as may be necessary to cause such Exchange Offer Registration Statement to become effective, (B) file, if applicable, a post-effective amendment to such Exchange Offer Registration Statement pursuant to Rule 430A under the Securities Act and (C) cause all necessary filings, if any, in connection with the registration and qualification of the New Shares to be made under the Blue Sky laws of such jurisdictions and the laws of Bermuda and any other applicable jurisdictions as are necessary to permit Consummation of the Exchange Offer, and (D) upon the effectiveness of such Exchange Offer Registration Statement, commence and Consummate the Exchange Offer. The Exchange Offer shall be on the appropriate form permitting registration of the New Shares to be offered in exchange for the Shares and to permit sales of Broker-Dealer New Shares by Restricted Broker-Dealers as contemplated by Section 10.3 below.

          Section 10.2 Continuity of Effectiveness. The Company shall use its best efforts to cause the Exchange Offer Registration Statement to be effective continuously, and shall keep the Exchange Offer open for a period of not less than the minimum period required under applicable federal and state securities laws to Consummate the Exchange Offer; provided, however, that in no event shall such period be less than 30 Business Days. The Company shall cause the Exchange Offer to comply with all applicable federal and state securities laws. No securities other than the New Shares shall be included in the Exchange Offer Registration Statement. The Company shall use its best efforts to cause the Exchange Offer to be Consummated on the earliest practicable date after the Exchange Offer Registration Statement has become effective, but in no event later than 30 days thereafter.

          Section 10.3 Exchange by Restricted Broker-Dealers.

          (a) The Company shall include a "Plan of Distribution" section in the Prospectus contained in the Exchange Offer Registration Statement and indicate therein that any Restricted Broker-Dealer who holds Shares that were acquired for the account of such Broker-Dealer as a result of market-making activities or other trading activities, may exchange such Shares (other than Shares acquired directly from the Company or any Affiliate of the Company) pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with its initial sale of each New Share received by such Broker-Dealer in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of the Prospectus contained in the Exchange Offer Registration Statement. Such "Plan of Distribution" section shall also contain all other information with respect to such sales of Broker-Dealer New Shares by Restricted Broker-Dealers that the Commission may require in order to permit such sales pursuant thereto, but such "Plan of Distribution" shall not name any such Broker-Dealer, except to the extent required by the Commission as a result of a change in policy after the date of this Agreement.

          (b) The Company shall use its best efforts to keep the Exchange Offer Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of Broker-Dealer New Shares by Restricted Broker-Dealers, and to ensure that such Exchange Offer Registration Statement conforms with the requirements of this Agreement, the Securities Act (including, without limitation, the standard set forth in Section 11.3(b)) and the policies, rules and regulations of the Commission as announced from time to time, for a period of one year from the date on which the Exchange Offer is Consummated.

          (c) The Company shall as promptly as practicable after request, provide sufficient copies of the latest version of such Prospectus to such Restricted Broker-Dealers promptly upon request, and in no event later than one day after such request, at any time during such one-year period in order to facilitate such sales.


                                   ARTICLE XI

                               SHELF REGISTRATION

          Section 11.1 Shelf Obligation. If (a) the Company is not required to file an Exchange Offer Registration Statement with respect to the New Shares because the Exchange Offer is not permitted by applicable law (after the procedures set forth in Section 12.1(a) below have been complied with) or (b) if
(i) any holder of Shares was prohibited by law or Commission policy from participating in the Exchange Offer or (ii) any holder may not resell the New Shares acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder or
(iii) any holder is a Broker-Dealer and holds Shares acquired directly from the Company or one of its Affiliates, then the Company shall use its best efforts to cause a shelf registration statement pursuant to Rule 415 under the Securities Act (which may be an amendment to the

Exchange Offer Registration Statement (in either event, the "Shelf Registration Statement")), relating to all Shares the holders of which shall have provided the information required pursuant to Section 11.4 hereof to become effective on or prior to 210 days after the Closing Date.

          Section 11.2 Continuity of Effectiveness. The Company shall use best efforts to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus included therein to be usable by the holders of the Shares for a period of three years from the date the Shelf Registration Statement is declared effective or such shorter period that will terminate when all the Shares covered by the Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement or are salable pursuant to Rule 144 under the Securities Act; provided, that the Company shall be deemed not to have used best efforts to keep the Shelf Registration Statement effective during the requisite period if it voluntarily takes or omits to take any action that it knows would result in holders of Shares covered thereby not being able to offer and sell such securities during that period, unless, in the case of periods not in excess of 90 days and which occur no more than once in any 12-month period, such action or omission is required by applicable law, including, but not limited to, reasonable periods necessary to prepare appropriate disclosure. The foregoing proviso shall not apply to actions taken (or contemplated to be taken) by the Company in good faith and for business reasons (a "Suspension Event"), including, without limitation, the acquisition or divestiture of assets or the offering or sale of securities, so long as the Company promptly thereafter complies with the requirements of Section 12.2(g), if applicable. Any such period, not in excess of 90 days and occurring no more than once in any 12-month period, during which the Company fails to keep the Shelf Registration Statement effective and usable for offers and sales of Shares is referred to as a "Suspension Period." A Suspension Period shall commence on and include the date that the Company gives notice that the Shelf Registration Statement is no longer effective or the Prospectus included therein is no longer usable for offers and sales of Shares and shall end on the date, when each seller of Shares covered by such Shelf Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 12.2(g) or is advised in writing by the Company that use of the Prospectus may be resumed, provided, that such period shall not be in excess of 90 days and shall occur no more than once in a 12-month period.

          Section 11.3 Compliance. The Company shall cause the Shelf Registration Statement and the related Prospectus and any amendment or supplement thereto, as of the effective date of such Shelf Registration Statement, amendment or supplement, (a) to comply in all material respects with the applicable requirements of the Securities Act and the rules and regulations of the Commission and (b) not to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading other than statements or omissions made in reliance upon and in conformity with information furnished to the Company in writing by the holders of the Shares expressly for use in such Shelf Registration Statement and the related Prospectus and any amendment or supplement thereto.

          Section 11.4 Provision by Holders of Certain Information in Connection with the Shelf Registration Statement. No holder of Shares may include any of its Shares in any Shelf Registration Statement pursuant to this Agreement unless and until such holder furnishes to the Company in writing, within 20 days after receipt of a request therefor, such information specified in item 507 of Regulation S-K under the Act for use in connection with any Shelf Registration Statement or Prospectus or preliminary Prospectus included therein. Each holder as to which any Shelf Registration Statement is being effected agrees to furnish promptly to the Company all information required to be disclosed in order to make the information previously furnished to the Company by such holder under the preceding sentence not materially misleading.


                                   ARTICLE XII

                             REGISTRATION PROCEDURES

          Section 12.1 Exchange Offer Registration Statement. In connection with the Exchange Offer contemplated by Article X hereof, the Company shall comply with all applicable provisions of Section 12.3 below, shall use its best efforts to effect such exchange and to permit the sale of Broker-Dealer New Shares being sold in accordance with the intended method or methods of distribution thereof, and shall comply with all of the following provisions:

          (a) If, following the date hereof there has been published or otherwise announced a change in Commission policy with respect to exchange offers such as the Exchange Offer, such that in the reasonable opinion of counsel to the Company there is a substantial question as to whether the Exchange Offer is permitted by applicable federal law, the Company hereby agrees to seek a no-action letter or other favorable decision from the Commission allowing the Company to Consummate an Exchange Offer for such Shares, unless, in the reasonable written opinion of counsel to the Company, it is not reasonably likely that such letter or decision will be obtained. The Company hereby agrees to pursue the issuance of such a decision to the Commission staff level. In connection with the foregoing, the Company hereby agrees to take all such other actions as are requested by the Commission or otherwise required in connection with the issuance of such decision, including without limitation
     (i) participating in telephonic conferences with the Commission, (ii) delivering to the Commission staff an analysis prepared by counsel to the Company setting forth the legal bases, if any, upon which such counsel has concluded that such an Exchange Offer should be permitted and (iii) diligently pursuing a resolution (which need not be favorable) by the Commission staff of such submission.

          (b) As a condition to its participation in the Exchange Offer pursuant to the terms of this Agreement, each holder of Shares shall furnish, upon the request of the Company, prior to the Consummation of the Exchange Offer, a written representation to the Company (which may be contained in the letter of transmittal contemplated by the Exchange Offer Registration Statement) to the effect that (i) it is not an Affiliate of the Company,
     (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the New Shares to be issued in the Exchange Offer and (iii) it is acquiring the New Shares in its ordinary course of business. Each holder hereby acknowledges and agrees that any Broker-Dealer and any such holder using the Exchange Offer to participate in a distribution of the securities to be acquired in the Exchange Offer (A) could not under Commission policy as in effect on the date of this Agreement rely on the position of the Commission enunciated in Morgan Stanley and Co., Inc. (available June 5, 1991) and Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted in similar no-action letters (including, if applicable, any no-action letter obtained pursuant to clause (a) above), and (B) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of New Shares obtained by such holder in exchange for Shares acquired by such holder directly from the Company or an Affiliate thereof.

          (c) Prior to effectiveness of the Exchange Offer Registration Statement, the Company shall provide a supplemental letter to the Commission (i) stating that the Company is registering the Exchange Offer in reliance on the position of the Commission enunciated in Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley and Co., Inc. (available June 5, 1991), K-III Communication Corporation (available May 14, 1993) and, if applicable, any no-action letter obtained pursuant to clause (a) above, (ii) including a representation that the Company has not entered into any arrangement or understanding with any Person to distribute the New Shares to be received in the Exchange Offer and that, to the best of the Company's information and belief, each holder participating in the Exchange Offer is acquiring the New Shares in its ordinary course of business and has no arrangement or understanding with any Person to participate in the distribution of the New Shares received in the Exchange Offer and (iii) any other undertaking or representation required by the Commission as set forth in any no-action letter obtained pursuant to clause
     (a) above.

          Section 12.2 General Provisions. In connection with any Registration Statement and any related Prospectus required by this Agreement to permit the sale or resale of Shares (including, without limitation, any Exchange Offer Registration Statement and the related Prospectus, to the extent that the same are required to be available to permit sales of Broker-Dealer New Shares by Restricted Broker-Dealers), the following provisions shall apply:

          (a) The Company shall advise the holders of the Shares as promptly as practicable:

          (i) when the Registration Statement and any amendment thereto has been filed with the Commission (provided, that before any filing with the Commission, the Company will furnish one counsel designated by the holders of the securities required to be covered by such registration a copy thereof for review and comments) and when the Registration Statement or any post-effective amendment thereto has become effective;

          (ii) of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

          (iii) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

          (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

          (v) of the happening of any event (other than a Suspension Event, in which case the Company need only notify the holders of the Shares that a Suspension Event exists) that requires the Company to make changes in the Registration Statement or the Prospectus in order to make the statements therein not misleading (which advice shall be accompanied by an instruction that such notice constitutes material nonpublic information, and to suspend the use of the Prospectus until the requisite changes have been made, and which instruction shall require that such holders shall not communicate such material nonpublic information to any third party and shall not sell or purchase, or offer to sell or purchase, any securities of the Company after receipt of such advice and prior to the effectiveness of any action required to be taken by the Company pursuant to Section 12.2(g)).

          (b) The Company shall use best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

          (c) The Company shall furnish to each holder of Shares included within the coverage of the Registration, without charge, one copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the holder so requests in writing, all exhibits (including those incorporated by reference).

          (d) The Company shall deliver to each holder of Shares included within the coverage of the Registration and each underwriter (which shall be selected by the Company and be reasonably acceptable to such holders), if any, without charge, as many copies of the Prospectus (including each preliminary prospectus) included in the Registration Statement with respect to the Registration and any amendment or supplement thereto as such persons may reasonably request. The Company consents, subject to the provisions of this Agreement, to the use of the Prospectus or any amendment or supplement thereto by each of the selling holders of Shares or, as provided in Section 10.3, New Shares and each underwriter (which shall be selected by the Company and be reasonably acceptable to such holders) in connection with the offering and sale of the Shares or, as provided in Section 10.3, New Shares covered by the Prospectus, or any amendment or supplement thereto, included in such Registration Statement.

          (e) Prior to any public offering of Shares pursuant to the Registration, the Company shall register or qualify or cooperate with the holders of securities included therein and their respective counsel in connection with the registration or qualification of such Shares for offer and sale under the securities or blue sky laws of such jurisdictions in the United States, Bermuda and any other applicable jurisdiction as any holder of Shares reasonably requests in writing and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the securities covered by the Registration; provided that the Company shall not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified, (ii) take any action that would subject it to the service of process in suits, other than as to matters and transactions relating to the Registration, in any jurisdiction where it is not now subject or (iii) take any action which would subject it to general service of process or to taxation in any jurisdiction where it is not then so subject.

          (f) The Company shall cooperate with the holders of the Shares to facilitate the timely preparation and delivery of certificates representing Shares to be sold in the Registration free of any restrictive legends and in such number and registered in such names as the holders may request a reasonable period of time prior to sales of Shares or, as provided in Section 10.3, New Shares pursuant to the Registration.

          (g) Upon the occurrence of any event contemplated by Section 12.2(a)(v) above (including, without limitation, any Suspension Event) or any other event that causes the Registration Statement to contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, the Company shall immediately notify each holder and, as promptly as reasonably practicable, prepare a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or file any other required document so that, as thereafter delivered to purchasers of the Shares or, in the case of
Section 10.3, the New Shares, the Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

          (h) The Company will use best efforts to comply with all rules and regulations of, and conditions imposed by, the Commission and Bermuda governmental authorities to the extent and so long as they are applicable to the Registration and will make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than 45 days after the end of a 12-month period (or 90 days, if such period is a fiscal year) beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the Registration, which statement shall cover such 12-month period.

          (i) The Company shall require each holder of Shares to be sold pursuant to the Registration to furnish to the Company, and each such holder agrees to so furnish, such information regarding the holder and the distribution of such Shares as the Company may from time to time reasonably require for inclusion in the Registration Statement. Each holder agrees by acquisition of Shares that, upon receipt of any notice from the Company of the existence of any fact of the kind described in Section 12.2(a)(v) hereof, such holder will immediately discontinue disposition of Shares until such holder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 12.2(g) hereof, or until it is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings with respect to the Prospectus. If so directed by the Company, each holder will deliver to the Company all copies, other than permanent file copies then in such holder's possession, of the Prospectus covering such Shares current at the time of receipt of such notice.

          (j) In the case of a Shelf Registration Statement, the Company will enter into such customary agreements (including an underwriting agreement or qualified independent underwriting agreement, in each case, in customary form) and take all such other actions as the holders of a majority of the Shares being covered by such registration statement or the underwriters retained by such holders, if any, reasonably request in order to expedite or facilitate the disposition of such Shares, including customary representations, warranties, indemnities and agreements.

          (k) In the case of a Shelf Registration Statement or Section 10.3, the Company will make available for inspection, during business hours of the Company, by any holder of Shares or, in the case of Section 10.3, New Shares covered by such registration statement, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any such holder or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, "Records"), if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees, and those of the Company's Affiliates, if any, to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement.

          (l) In the case of a Shelf Registration Statement or Section 10.3, the Company will use its best efforts to obtain a "cold comfort" letter from the Company's appointed auditors in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the holders of a majority in interest of the Shares or, in the case of Section 10.3, New Shares being sold reasonably request.

          Section 12.3 Registration Expenses. The Company shall pay all expenses in connection with the performance of its obligations under Articles X and XI and Sections 12.1 and 12.2 (other than underwriting discounts and commissions) and pay or reimburse the holders of the Shares or, the case of Section 10.3, New Shares for the reasonable fees and disbursements of one firm of counsel designated by the holders of a majority of the Shares or, in the case of Section 10.3, New Shares to act as counsel for the holders of the Shares in connection therewith.

          Section 12.4 Indemnification. (a) In the event of the registration of the Shares under the Securities Act pursuant to this Article XII, the Company shall enter into an agreement or agreements with the underwriters selected by the Company (which underwriters must be reasonably acceptable to the holders), if any, participating in such registration obligating the Company to provide indemnification and reimbursement to the extent provided to each holder (a "Holder") participating in such Registration hereunder.

          (b) The Company agrees to indemnify and hold harmless (i) each Holder, their respective directors and officers, general partners, limited partners and managing directors, (ii) each other Person who participates as an underwriter in the offering or sale of such securities, and their respective directors and officers, general partners, limited partners and managing directors (iii) each Person, if any, who controls (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) any Holder or any such underwriter (any of the persons referred to in this clause (iii) being hereinafter referred to as a "controlling person") and (iv) the respective officers, directors, partners, employees, representatives and agents of any such controlling person (any person referred to in clause (i), (ii), (iii) or (iv) may hereinafter be referred to as a "Non-Company Indemnitee"), to the fullest extent lawful, from and against any and all losses, claims, damages, liabilities and judgments caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus (or any amendments or supplements thereto) hereunder, including any document incorporated by reference therein, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except, with respect to any Non-Company Indemnitee, insofar as such losses, claims, damages, liabilities or judgments (1) are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Non-Company Indemnitee expressly for use therein or (2) with respect to any preliminary prospectus, result from the fact that such Non-Company Indemnitee sold Shares to a person to whom there was not sent or given, at or prior to the written confirmation of such sale, a copy of the final prospectus, as amended or supplemented, if required under the Securities Act and if the Company shall have previously furnished copies thereof to such Non-Company Indemnitee in accordance with this Agreement and the final prospectus, as amended or supplemented, would have corrected such untrue statement or omission.

          (c) In case any action shall be brought against any Non-Company Indemnitee based upon any registration statement or prospectus, or any amendment or supplement thereto, and with respect to which indemnity may be sought against the Company, such Non-Company Indemnitee shall promptly notify the Company in writing and the Company shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Non-Company Indemnitee and payment of all fees and expenses. Such Non-Company Indemnitee shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of counsel shall be paid by such Non-Company Indemnitee, unless (i) the employment of such counsel shall have been specifically authorized in writing by the Company, (ii) the Company shall have failed to assume the defense and employ counsel or (iii) the named parties to any such action (including any impleaded parties) include both such Non-Company Indemnitee and the Company and such Non-Company Indemnitee shall have been advised by counsel that it would be inappropriate for the same counsel to represent such Non-Company Indemnitee and the Company (in which case the Company shall not have the right to assume the defense of such action on behalf of such Non-Company Indemnitee, it being understood, however, that the Company shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Non-Company Indemnitees, which firm shall be designated in writing by the Non-Company Indemnitees and whose fees and expenses reasonably incurred shall be reimbursed as they are incurred). The Company shall not be liable for any settlement of any such action effected without the written consent of the Company, but if settled with the written consent of the Company, the Company agrees to indemnify and hold harmless any Non-Company Indemnitee from and against any amounts payable pursuant to such written consent in connection with such settlement. The Company shall not, without the prior written consent of such Non-Company Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Non-Company Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Non-Company Indemnitee, unless such settlement includes an unconditional release of such Non-Company Indemnitee from all liability on claims that are the subject matter of such proceeding.

          (d) Each Holder agrees to indemnify and hold harmless (i) the Company,
(ii) each other Holder, (iii) any person controlling (within the meaning of Section 15 of the Act or Section 20 of the Exchange Act) the Company and each other Holder and (iv) the respective officers, directors, partners, employees, representatives and agents of each of the parties referred to in clauses (i),
(ii) and (iii), to the same extent as the foregoing indemnity from the Company to each of the Non-Company Indemnitees, but only with respect to information relating to such Holder that was furnished in writing by such Holder expressly for use in any registration statement (or any amendment or supplement thereto) prepared in accordance with this Agreement. In no event shall the liability of any Holder hereunder be greater in amount than the dollar amount of the proceeds received by such holder upon the sales of the Shares giving rise to such indemnification obligation.

          (e) In order to provide for just and equitable contribution in circumstances in which the foregoing indemnity agreements provided for in this
Section 12.4 are
for any reason held to be unenforceable although applicable in accordance with its terms, the Company and the Holders shall contribute to the aggregate losses, liabilities, claims, damages and expenses of the nature contemplated by such indemnity agreement in such proportion as shall be appropriate to reflect (A) the relative benefits received by the Company, on the one hand, and the Holders on the other hand, from the offering under the Registration Statement and any other securities included in such offering, and (B) the relative fault of the Company, on the one hand, and the Holders included in the offering, on the other, with respect to the statements or omissions that resulted in such loss, liability, claim, damage or expense, or action in respect thereof, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Holders, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 12.4 where to be determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to herein. Notwithstanding anything to the contrary contained herein, the Company and the Holders agree that any contribution required to be made by a Holder pursuant to this Section 12.4 shall not exceed the net proceeds from the registered offering (before deducting expenses) received by such Holder with respect to such offering. For purposes of this
Section 12.4, each Person, if any, who controls a Holder within the meaning of
Section 15 of the Securities Act shall have the same rights to contribution as such Holder, and each director of the Company, each officer of the Company who signed the registration statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act shall have the same rights to contribution as the Company. Notwithstanding the foregoing, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

            (f) Notwithstanding the foregoing, to the extent that the provisions on indemnification contained in the underwriting agreement (to which the Company and the Holders have consented) entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.


                                  ARTICLE XIII

                            RESTRICTIONS ON TRANSFER

          The Series A Preferred Stock shall not be transferable except upon the conditions specified in this Article XIII, which are intended to insure compliance with the provisions of the Securities Act, applicable securities laws of other jurisdictions and Bermuda law in respect of the transfer of any Shares and are in addition to the conditions relating to the transfer of shares set forth in the Company's Bye-laws.

          Section 13.1. In addition to any other legend required by the Company's Bye-laws or applicable law, each certificate representing the Shares shall (unless otherwise permitted by the provisions of this Article XIII) be stamped or otherwise imprinted with a legend in substantially the following form:

            "ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS AND CONDITIONS CONTAINED IN THE BYE-LAWS OF CGA GROUP, LTD. (THE "COMPANY") WHICH ARE AVAILABLE FOR EXAMINATION BY HOLDERS OF THESE SECURITIES AT THE REGISTERED OFFICE OF THE COMPANY. IN ADDITION TO THE FOREGOING RESTRICTIONS, THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR UNDER THE SECURITIES LAWS OF ANY JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT IS IN EFFECT UNDER THE SECURITIES ACT AND ANY APPLICABLE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES OR A WRITTEN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY IS PROVIDED TO THE COMPANY TO THE EFFECT THAT NO SUCH REGISTRATIONS ARE REQUIRED UNDER SUCH LAWS. THE PRIOR APPROVAL OF THE BERMUDA MONETARY AUTHORITY IS NOT REQUIRED FOR ANY SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE PROVIDED THAT ANY SUCH SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION IS BETWEEN PERSONS WHO ARE DESIGNATED AS NON-RESIDENTS OF BERMUDA FOR THE PURPOSES OF THE EXCHANGE CONTROL ACT, 1972.

          Section 13.2. (a) The holder of any Shares bearing the entire restrictive legend set forth in Section 13.1 above ("Restricted Shares"), by acceptance thereof, agrees that, unless a registration statement is in effect under the Securities Act and under applicable securities laws with respect to such Restricted Shares, prior to any transfer or attempted transfer of such Restricted Shares, such holder will give the Company (i) unless the transferee is an Affiliate of the transferor, written notice describing the proposed transfer of any Restricted Shares in reasonable detail only to the extent necessary to evaluate whether such transfer is in compliance with applicable securities laws and the Bye-laws sections 61 through 63, (ii) unless the transferee is an Affiliate of the transferor, such other information about the proposed transfer of such Restricted Shares or the proposed transferee of such Restricted Shares as the Company may reasonably request only to the extent necessary to evaluate whether such transfer is in compliance with applicable securities laws and the Bye-laws sections 61 through 63, and (iii) an opinion of counsel (both counsel and opinion reasonably satisfactory to the Company (it being understood that in-house counsel for such holder shall be considered satisfactory to the Company) to the effect that the proposed transfer of such Restricted Shares may be effected without registration of such Restricted Shares under the Securities Act and under other applicable securities laws. The Company hereby acknowledges that no prior approval of the Bermuda Monetary Authority is necessary for any transfer of Restricted Shares between persons who are designated as non-residents of Bermuda for the purposes of the Exchange Control Act, 1972.

          (b) If (i) the holder of the Restricted Shares delivers to the Company an opinion of counsel that subsequent transfers of such Restricted Shares will not require registration or qualification under the Securities Act or under other applicable securities laws or (ii) such Restricted Shares are being transferred under a Registration Statement, the Company will, or will cause the transfer agent for such shares, promptly after such contemplated transfer to deliver new certificates for such Restricted Shares that do not bear that section of the restrictive legend set forth in Section 13.1 above imposed by the Securities Act and under other applicable securities laws of any other jurisdictions. If the foregoing conditions entitling the holder to effect a proposed transfer of such Restricted Shares without registration under the Securities Act and under other applicable securities laws have not been satisfied, the holder shall not transfer the Restricted Shares, and the Company will cause the transfer agent not to transfer such Restricted Shares on its books or issue any certificates representing such Restricted Shares. Any purported transfer of Restricted Shares not in accordance with applicable securities laws shall be void.

          (c) The restrictions imposed by this Agreement with respect to the Securities Act and under other applicable securities laws of any other jurisdictions upon the transferability of any particular Restricted Shares shall cease and terminate when such Restricted Shares have been sold pursuant to an effective registration statement under the Securities Act and under other applicable securities laws or transferred pursuant to Rule 144 promulgated under the Securities Act. The holder of any Restricted Shares as to which such restrictions shall have terminated shall be entitled to receive from the Company, without expense, a new certificate representing such Shares that does not bear the restrictive legend set forth above imposed by the Securities Act and under other applicable securities laws of any other jurisdictions but shall retain the restrictive legend set forth above imposed by the requirements of the Bye-laws.

          (d) As used in this Agreement, the term "transfer" encompasses any sale, transfer, pledge or other disposition of any Shares referred to herein.


                                   ARTICLE XIV

                                   DEFINITIONS

          Capitalized terms used in this Agreement, but not otherwise defined herein, have the meanings set forth in this Article XIV.

          "AAA Investment" means any investment in: (i) U.S. Government Obligations or securities that would be U.S. Governmental Obligations if such securities were not callable or redeemable at the option of the issuer thereof;
(ii) debt securities or debt instruments or Redeemable Stock with a rating of AAA or higher by S&P, AAA or higher by Moody's or the equivalent of such rating by S&P and Moody's or the equivalent of such rating by any other nationally recognized securities rating agency; or (iii) debt securities or debt instruments or Redeemable Stock with a rating of Class 1 or higher by the NAIC and issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Governmental National Mortgage Association, the Student Loan Marketing Association or the Federal Home Loan Bank.

          "Affiliate" of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; (ii) any other Person who is a director or officer (a) of such specified Person, (b) of any Subsidiary of such specified Person or (c) of any Person described in clause (i) above; or (iii) any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock of the Company or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first clause hereof. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. Notwithstanding the foregoing, in the case of Articles X, XI and XII, "Affiliate" shall have the meaning assigned to such term under the Securities Act and Exchange Act. A Person shall not be deemed to be an Affiliate of the Company solely through possession of the right to elect one director.

          "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such amount of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

          "Board of Directors" means the board of directors of the Company.

          "Broker-Dealer" means any broker or dealer registered under the Exchange Act.

          "Broker-Dealer New Shares" means New Shares that are acquired by a Broker-Dealer in the Exchange Offer in exchange for Shares that such Broker-Dealer acquired for its own account as a result of market-making activities or other trading activities (other than Shares acquired directly from the Company or any of its Affiliates).

          "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York or Bermuda are authorized by law or executive order to close.

          "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with

GAAP; and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

          "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

          "Certified Resolution" means a duly adopted resolution of the Board of Directors in full force and effect at the time of determination and certified as such by the Secretary or an Assistant Secretary of the Company.

          "Commission" means the United States Securities and Exchange
Commission.

          "Commitments" means those certain commitments by certain investors, severally and not jointly, in the Company to purchase shares of Series B Stock for an aggregate purchase price of $60,000,000 pursuant to Section 1.3 of that Investment Units Subscription Agreement.

          "Consummate", "Consummation" and "Consummated" with respect to the Exchange Offer, shall refer to the occurrence of (a) the filing and effectiveness under the Securities Act of the Exchange Offer Registration Statement relating to the New Shares to be issued in the Exchange Offer, (b) the maintenance of such Registration Statement continuously effective and the keeping of the Exchange Offer open for a period not less than the minimum period required pursuant to Section 10.2 hereof and (c) the delivery of New Shares by the Company to holders in the same number as the number of Shares tendered by such holders pursuant to the Exchange Offer.

          "Consolidated Net Income" of the Company means, for any period, the net income or loss of the Company and its consolidated Subsidiaries as determined in accordance with GAAP; provided, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Restricted Subsidiary, except that, subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (iii) below), (ii) any net income or loss of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition, (iii) any net income or loss of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that subject to the limitations contained in (iv) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed (whether or not actually distributed) by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (iv) any gain or loss realized upon the sale or other disposition of any asset of the Company or its consolidated Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (v) any extraordinary gain or loss and (vi) the cumulative effect of a change in accounting principles.

          "Consolidated Net Worth" of the Company means the total of the amounts shown on the balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as (i) the par or stated value of all outstanding Capital Stock of the Company plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus
(iii) any retained earnings or earned surplus less (A) any accumulated deficit and (B) any amounts attributable to Redeemable Stock of the Company.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Offer" means the registration by the Company under the Securities Act of the New Shares pursuant to the Exchange Offer Registration Statement pursuant to which the Company shall offer the holders of all outstanding Shares the opportunity to exchange all such outstanding Shares for New Shares in a number equal to the number of Shares tendered in such exchange offer by such holders.

          "Exchange Offer Registration Statement" means the Registration Statement relating to the Exchange Offer, including the related Prospectus covering all of the New Shares.

          "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arms-length free market transaction, for cash, between an informed and willing seller and an informed and willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

          "GAAP" means the generally accepted accounting principles (including the methods of application of such principles) so described and promulgated by the U.S. Financial Accounting Standards Board (FASB) which are applicable as at the date on which any calculation or determination made hereunder is to be effective or as at the date of any financial statement referred to herein, as the case may be.

          "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by agreement to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term "Guarantee" shall not include guarantees or indemnities required to be given in connection with obtaining services in the ordinary course of business, endorsements for collection or deposit in the ordinary course of business or guarantees of lease obligations not exceeding U.S.$1 million in the aggregate. The terms "Guarantee," "Guaranteed," "Guaranteeing" and "Guarantor" shall each have a correlative meaning.

          "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; provided, further, that neither the accrual of interest, the accrual of dividends nor the accretion of original issue discount shall be considered an Incurrence of Indebtedness. The terms "Incurrable," "Incurred,"

"Incurrence" and "Incurring" shall each have a correlative meaning.

          "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

      i) the principal (accreted value in the case of Indebtedness Incurred with original issue discount) of and premium (if any) in respect of indebtedness of such Person for borrowed money;

    ii) the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

   iii)     all Capitalized Lease Obligations of such Person;

    iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in service or taking delivery and title thereto or the completion of such services;

      v) all obligations of such Person in respect of letters of credit, bankers' acceptances or other similar instruments or credit transactions (including reimbursement obligations with respect thereto);

    vi) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Redeemable Stock of such Person or any Redeemable Stock or Preferred Stock of such Person's Subsidiaries (but excluding, in each case, any accrued dividends);

   vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, that if such Indebtedness is not assumed by such Person, the amount of such Indebtedness shall be the lesser of (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person;

  viii) all Indebtedness of other Persons to the extent Guaranteed by such Person; and

    ix) to the extent not otherwise included in this definition, net payment obligations in respect of interest rate agreements and currency exchange protection agreements.

          For purposes of this definition, the maximum fixed redemption, repayment or repurchase price of any Redeemable Stock that does not have a fixed redemption, repayment or repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were redeemed, repaid or repurchased on any date on which Indebtedness shall be required to be determined; provided, that if such Redeemable Stock is not then permitted to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Redeemable Stock as reflected in the most recent financial statements of such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

          This definition is not meant to include the commitment of the Company to acquire equity securities of CGA with the proceeds of the sale of any Series B Preferred Stock pursuant to Section 1.3 of the Investment Units Subscription Agreement.

          "Insurance Obligations" means: (a) obligations under insurance, reinsurance or retrocession contracts or other arrangements by which a person guarantees financial or credit risks in each case entered into in the ordinary course of business and (b) obligations with respect to letters of credit or similar instruments or credit facilities for the purpose of securing or providing funds to pay insurance, reinsurance or retrocessional obligations entered into in the ordinary course of business, to the extent that such letters of credit or similar instruments or credit facilities are not drawn upon, or if and to the extent drawn upon, such drawing is reimbursed not later than the 30th Business Day following a demand for reimbursement (it being understood that such obligations shall no longer be deemed Insurance Obligations upon such 30th Business Day). (For the avoidance of doubt, a stand-by credit facility within the meaning of Commitment Termination Event (as defined in the Investment Units Subscription Agreement) that meets the requirements of clause (b) of this definition shall be included within this definition).

          "Invested Assets" means: (i) with respect to any Person which is an insurance company that files statutory financial statements with a governmental agency or authority, the amount shown as the line item "Cash and Invested Assets" (or any equivalent line item(s) setting forth the type of assets which would be reflected in the line item "Cash and Invested Assets" on the Closing Date) in such insurance company's balance sheet included in its most recent statutory financial statements filed with such governmental agency or authority; and (ii) with respect to any other Person, the amount on a consolidated basis of its cash and investments as reflected on such Person's most recent balance sheet.

            "Investment Grade Securities" means: (i) U.S. Government Obligations; (ii) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than U.S.$100 million or its equivalent in foreign currency, whose debt is rated, at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency; (iii) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation with a rating, at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency; (iv) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of U.S.$100 million or its equivalent in foreign currency, whose debt is rated, at the time as of which any investment therein is made, "A" (or higher) according to S&P or Moody's, or the equivalent of such rating by any other nationally recognized securities rating agency; (v) any other debt securities or debt instruments or Redeemable Stock with a rating of "BBB--" or higher by S&P, "Baa3" or higher by Moody's, "Class 2" or higher by the NAIC or the equivalent of such rating by S&P, Moody's or the NAIC, or the equivalent of such rating by any other nationally recognized securities rating agency; and
(vi) any fund investing exclusively in investments of the types described in clauses (i) through (v) above.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

          "Liquidation Value" for each outstanding share of Series A Preferred Stock has the meaning ascribed to such term in Appendix A to the Company's Bye-laws.

          "Majority Controlled Affiliate" of any specified Person means (A) any other Person (i) who beneficially owns a majority of the Voting Stock of such specified Person or

(ii) a majority of whose Voting Stock is beneficially owned by (a) such specified Person or (b) a Person that beneficially owns a majority of such specified Person's Voting Stock or (B) in the case of specified Persons who are natural Persons, any relatives, or structures for the benefit of the relatives, of such specified Person.

          "Moody's" means Moody's Investors Service, Inc. and its successors.

          "NAIC" means the National Association of Insurance Commissioners and its successors.

          "Net Cash Proceeds" of a Specified Asset Sale means the cash proceeds of such sale net of broker, accountant and attorney's fees and other fees actually incurred in connection with such sale and net of taxes paid or payable as a result thereof.

          "New Shares" means Series A Cumulative Voting Preference Shares of the Company to be issued in the Exchange Offer; it being understood that New Shares shall be identical in all respects to the Shares issued hereunder (including, without limitation, with respect to a holder's rights, preferences, immunities and obligations hereunder and under the Bye-laws of the Company), except that the New Shares shall contain no restrictive legend thereon other than with respect to transfer restrictions set forth in the Bye-laws and, except in the case of Section 10.3 of the Agreement, Section 2(a)(ii)(B) of Appendix A to the Bye-laws shall not apply to such New Shares.

          "Permitted Company Indebtedness And Preferred Stock" means (a) Preferred Stock issued as of the Closing Date under the Investment Units Subscription Agreement and this Agreement, each as in effect on the Closing Date and not as amended thereafter, Preferred Stock issued pursuant to the Commitments and Preferred Stock issued in payment of dividends in respect of such Preferred Stock's terms as in effect on the Closing Date and not as amended thereafter (for the avoidance of doubt, the foregoing includes, without limitation, Preferred Stock issued as dividends on such dividends); (b) Indebtedness or Preferred Stock Incurred in exchange for, or the proceeds of which are used to, redeem Preferred Stock referred to in clause (a) of this definition or refinance the Indebtedness or redeem Preferred Stock referred to in this clause (b), provided that (i) the aggregate principal amount of such Indebtedness or the aggregate stated value of such Preferred Stock is not in excess of the aggregate stated value of Preferred Stock being redeemed or the aggregate principal amount of the Indebtedness being refinanced, (ii) such Indebtedness or Preferred Stock has a final maturity or redemption no earlier than the Indebtedness being refinanced or Preferred Stock being redeemed, and (iii) such Indebtedness or Preferred Stock has an Average Life at the time such Indebtedness or Preferred Stock is Incurred that is equal to or greater than the Average life of the Indebtedness being refinanced or Preferred Stock being redeemed, provided, further, that, in the case of Preferred Stock, such Preferred Stock is at least as subordinated to the Series A Preferred Stock as the Preferred Stock being redeemed and, in the case of both Preferred Stock and Indebtedness, the covenants relating to such Indebtedness or Preferred Stock are no more restrictive in the aggregate than those of the Preferred Stock being redeemed or the Indebtedness being refinanced; (c) Permitted Restricted Subsidiary Indebtedness And Preferred Stock Incurred indirectly through a Restricted Subsidiary and Guarantees of Permitted Restricted Subsidiary Indebtedness And Preferred Stock; (d) Insurance Obligations; (e) Indebtedness of the Company (other than pursuant to the foregoing clauses) in an amount which, together with the amount of outstanding Indebtedness under clause (e) of "Permitted Restricted Subsidiary Indebtedness And Preferred Stock", is less than or equal to $12.5 million.

          "Permitted Investment" means (i) any investment in or contribution to any Person that is a Restricted Subsidiary of the Company at the time, or becomes a Restricted Subsidiary as a result of, such investment; (ii) any investment in Investment Grade Securities; (iii) any investment not permitted under Clauses (i), (ii) and (iv), provided that at the date such investment under this clause (iii) is made and after giving effect thereto, such investment together with all other investments under this clause (iii), does not exceed 5% of the total Invested Assets of the Company and its Restricted Subsidiaries under clauses (ii) and (iii); and (iv) receivables owing to any Restricted Subsidiary or the Company in the ordinary course of business.

          "Permitted Restricted Subsidiary Indebtedness And Preferred Stock" means (a) Indebtedness under interest rate or currency exchange protection agreements, provided that (i) the obligations under such agreements are related to payment obligations on Indebtedness permitted under Section 7.2, (ii) such agreements are entered into in the ordinary course of business and not for speculative purposes and (iii) the notional amount of any such agreement does not exceed the principal amount of the Indebtedness to which such agreement relates; (b) Indebtedness and Preferred Stock issued to and held by the Company or a Restricted Subsidiary of the Company (but only so long as such Indebtedness and Preferred Stock are held or owned by the Company or a Restricted Subsidiary of the Company); (c) Insurance Obligations; (d) Indebtedness Incurred by CGA through the sale of a promissory note to St. George in exchange for the cash proceeds of the issuance of Preferred Stock by St. George, provided that (i) such cash proceeds consist of an amount equal to the principal amount of such promissory note and
(ii) CGA invests such cash proceeds in Investment Grade Securities; and (e) Indebtedness of Restricted Subsidiaries (other than pursuant to the foregoing clauses) in an amount which, together with the amount of outstanding Indebtedness under clause (e) of "Permitted Company Indebtedness And Preferred Stock", is less than or equal to $12.5 million.

          "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated association, government or any agency or political subdivision thereof or any other entity.

          "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

          "Prospectus" means the prospectus included in a Registration Statement at the time such Registration Statement is declared effective, as amended or supplemented by any prospectus supplement and by all other amendments thereto, including post-effective amendments, and all material incorporated by reference into such Prospectus.

          "Redeemable Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event
(i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness (other than Preferred Stock) or (iii) is redeemable at the option of the holder thereof, in whole or in part.

          "Registration" or "registration" means the registration pursuant to the Exchange Offer Registration Statement or the Shelf Registration Statement.

          "Registration Statement" means any registration statement of the Company relating to (a) offering of New Shares pursuant to an Exchange Offer or
(b) the registration for resale of Shares pursuant to the Shelf Registration Statement, in each case, (i) which is filed pursuant to the provisions of this Agreement and (ii) including the Prospectus included therein, all amendments and supplements thereto (including post-effective amendments) and all exhibits and material incorporated by reference therein.

          "Restricted Broker-Dealer" means any Broker-Dealer which holds Broker-Dealer New Shares.

          "Restricted Payment" by the Company or any Restricted Subsidiary means
(i) any declaration or payment of any dividend or making of any distribution on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary thereof) except dividends or distributions payable solely in Capital Stock (other than Redeemable Stock) of the Company or in options, warrants or other rights to purchase such Capital Stock and except dividends or distributions payable solely to the Company or a Restricted Subsidiary thereof, (ii) any purchase, repurchase, redemption, retirement or other acquisition for value of any Capital Stock of the Company or any Restricted Subsidiary thereof held by Persons other than the Company or a Restricted Subsidiary thereof, or (iii) making of any investment other than a Permitted Investment in any Person.

          "Restricted Subsidiaries" means those subsidiaries designated or classified as Restricted Subsidiaries pursuant to Section 7.9.

          "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

          "Series A Preferred Stated Value" shall have the meaning ascribed to such term in the Company's Bye-laws.

            "Shareholders Agreement" means that certain Shareholders Agreement, dated as of the Closing Date, among the Company and certain holders of Capital Stock of the Company, as such agreement may be amended, supplemented or modified.

          "Shelf Registration Statement" shall have the meaning ascribed to such term in Article XI.

          "S&P" means Standard & Poor's and its successors.

          "Specified Asset Sale" means any sale, lease, transfer, issuance or other disposition of shares of Capital Stock of the Company or any Restricted Subsidiary of the Company (other than (i) Capital Stock of the Company issued as dividends pursuant to the terms of the appendices to the

Bye-laws and (ii) Common Stock issued in connection with stock option plans established by the Company pursuant to the Common Stock Warrant Acquisition Agreement, the Sponsoring Investors and Founders Stock Warrant Plan and the Employee Stock Warrant Plan, which number of shares of Common Stock shall not exceed ten percent (10%) in the aggregate of the number of shares of Common Stock issued and outstanding on the Closing Date), property or assets (each referred to for purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, amalgamation, consolidation or similar transaction) other than (i) a disposition to a Restricted Subsidiary, (ii) a disposition of property or assets (including Permitted Investments) in the ordinary course or (iii) a disposition that is permitted by the provisions of Section 7.8.

          "Specified Holders" means the holders of Capital Stock of the Company as of the Closing Date and their Majority Controlled Affiliates.

          "St. George" means St. George, Ltd., a company with limited liability incorporated under the laws of the Cayman Islands.

          "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person.

          "Trade Payables" means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade or service creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business of such Person in connection with the acquisition of goods or services.

          "Unrestricted Subsidiaries" means those Subsidiaries designated as Unrestricted Subsidiaries pursuant to Section 7.9.

          "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

          "Voting Stock" of any Person means all classes of Capital Stock of such Person then outstanding and entitled to vote in the election of directors.

          "Wholly-Owned Restricted Subsidiary" means a Restricted Subsidiary of the Company, all the Capital Stock of which is owned by the Company or another Wholly-Owned Restricted Subsidiary of the Company.


                                   ARTICLE XV

                                  MISCELLANEOUS

          Section XV.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the parties contained in this Agreement and in any document delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder shall survive the Closing. The parties have made no representations or warranties other than those that are expressly set forth in this Agreement, any document delivered in connection herewith (including the certificate referred to in Section 3.3 hereof) and the Other Closing Documents.

          Section 15.2 Termination of Agreement. This Agreement (a) may be terminated and the transactions contemplated herein abandoned by the written agreement of the Company and each Investor and (b) shall terminate upon the redemption in full of all the outstanding shares of Series A Preferred Stock or if the Closing Date has not occurred within 45 days from the date hereof.

          Section 15.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and Annexes hereto), together with the Other Closing Documents to which the

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


parties hereto are parties, constitutes the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

          Section 15.4 Severability. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, unenforceability or legality of such provision in any other jurisdiction.

          Section 15.5 Successors and Assigns. All covenants, agreements, representations and warranties made herein by the Investors shall bind and inure to the benefit of the Company and the successors and assigns of the Company, whether so expressed or not (provided that the Company may not transfer any of its obligations hereunder without each Series A Preferred Stock holder's prior consent and any transfer in violation of this proviso shall be null and void), and all such covenants, agreements, representations and warranties by the Company shall bind and inure to the benefit of each Investor and such Investor's successors and assigns, and in the case of Section 15.12, such Investor's Affiliates' successors and assigns. All provisions of this Agreement are intended to be for the benefit of all holders, from time to time, of the Shares and New Shares issued pursuant hereto (or as dividends in kind with respect to such Shares or New Shares) as if such holders were Investors, and shall be enforceable by any such holder, whether or not an express assignment to such holder of rights under this Agreement has been made by the Investor, or any of its successors or assigns.

          Section 15.6 Amendment; Waiver. Except as provided in the last paragraph of Article III, no provision of this Agreement may be amended, waived or otherwise modified except by an instrument in writing executed by the Company and the holders of ninety percent (90%) of the shares of Series A Preferred Stock.

          Section 15.7 Headings. The Articles and Section headings contained in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

          Section 15.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

          Section 15.9 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of New York without giving effect to the principles of conflicts of laws thereof.

          Section 15.10 Notices and Payment. (a) All notices, requests, demands and other communications hereunder shall be in writing and, except to the extent otherwise provided in this Agreement, shall be deemed to have been duly given if delivered by same day or next day courier or mailed, registered mail, return receipt requested, or transmitted by telegram, telex or facsimile (i) if to an Investor, at such Investor's address appearing on Schedule 1 hereto or at any other address such Investor may have provided in writing to the Company and (ii) if to the Company, at Clarendon House, Church Street, Hamilton HM 11, Bermuda,
Attention: Secretary, or such other address as the Company may have furnished to the Investors in writing. A notice hereunder shall be deemed to have been given on the day such notice is sent or transmitted; provided, however, that if such notice is sent by next-day courier it shall be deemed to have been given the day following sending and, if by registered mail, five days following sending.

          (b) Unless otherwise provided in this Agreement, payments hereunder shall be made by wire transfer of immediately available funds.

          Section 15.11 Full Payment. (a) All payments in respect of the Series A Preferred Stock (including, without limitation, dividend, redemption and liquidation payments, and payments under Section 15.11(b), but excluding dividends permitted to be made in kind), shall be made in immediately available U.S. dollar funds. Each reference in this Agreement and the Other Closing Documents to U.S. dollars (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of the Company in respect of any amount due under this Agreement, the Bye-laws and the Other Closing Documents will, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, the Company will pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of the Company not discharged by such payment will, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, will continue in full force and effect.

          (b) The Company will make all dividend, redemption, and liquidation payments to the holders of Series A Preferred Stock in respect of this Agreement and the Bye-laws free and clear of and without deductions or withholding for or on account of any present or future taxes, duties, assessments, fees or other governmental charges imposed or levied by or on behalf of Bermuda or any other jurisdiction from or through which such payment is made to the holders of Series A Preferred Stock (all such taxes, duties, assessments, fees or other governmental charges being referred to herein as "Taxes"), unless such withholding or deduction is required by law. In that event, the Company will pay to the holders of Series A Preferred Stock such additional amounts as may be necessary in order that every net dividend and redemption payment made by the Company after deduction or withholding for or on account of any such present or future Taxes will not be less than the amount then due and payable in respect of this Agreement and the Bye-laws.

          Section 15.12 Indemnification. (a) The Company shall defend, hold harmless and indemnify each Investor and its Affiliates from and against all damages, losses, costs and expenses (including reasonable legal expenses) to which any of such Persons becomes subject as a result of any inaccuracy in any representation or warranty of the Company contained in this Agreement or any document delivered in connection herewith (including the certificate referred to in Section 3.3) or the breach of any covenant or agreement of the Company contained in this Agreement or the Company's Bye-laws.

          (b) In the event a party entitled to indemnification under this Agreement (an "Indemnified Party") becomes aware of a claim, liability, expense or other event with respect to which such party is entitled to indemnification (an "Indemnification Event"), such Indemnified Party shall promptly give notice of such Indemnification Event to the Company. The failure by any Indemnified Party to give such notice to the Company within a reasonable period of time shall relieve the Company of its obligations under this Section 15.12, if and to the extent that it has been prejudiced by a lack of timely and adequate notice. The Company shall have the right to defend, contest, settle or otherwise resolve any Indemnification Event involving a third-party claim (a "Third-Party Indemnification Event") as long as the Indemnification Event may not possibly give rise to a non-monetary liability, including, without limitation, injunctions and criminal liability; provided, however, that the Company shall not settle or compromise any Third-Party Indemnification Event without the Indemnified Party's prior written consent thereto, unless the terms of such settlement or compromise provide for an unconditional release of the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Party shall have the right to employ separate counsel (including local counsel), and the Company shall bear the reasonable costs, fees and expenses of such separate counsel if
(i) the use of counsel chosen by the Company to represent such Indemnified Party would present such counsel with any actual or potential conflict of interest,
(ii) the actual or potential defendants in, or targets of, any Third-Party Indemnification Event include both such Indemnified Party and the Company or any Affiliate thereof and such Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Company or any Affiliate thereof which is an actual or potential defendant in, or target of, such Third-Party Indemnification Event, (iii) the Indemnification Event may give rise to a non-monetary liability including without limitation injunctions and criminal liability, or (iv) the Company has authorized such Indemnified Party to employ separate counsel. The Indemnified Parties and the Company shall cooperate fully in defending any Third-Party Indemnification Event, and the Company shall have reasonable access to the books and records and personnel of the Indemnified Parties that are relevant hereto.

          (c) The indemnification provisions of this Article XV shall be in addition to any rights each Indemnified Party may otherwise have.

          Section 15.13 Submission to Jurisdiction. The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal courts sitting in The City of New York and any court sitting in Bermuda, and any appellate court from any thereof, in any suit, action or proceeding arising out of or relating to this Agreement or any of the Other Closing Documents or the transactions contemplated hereby or thereby (a "Related Proceeding"), and the Company hereby irrevocably agrees that all claims in respect of any Related Proceeding may be heard and determined in such New York State or federal court or any court sitting in Bermuda. The Company hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of any Related Proceeding and any objection to any Related Proceeding whether on the grounds of venue, residence or domicile. A final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or any other manner provided by law.

          The Company hereby irrevocably appoints the CT Corporation System (the "Process Agent"), with an office on the date hereof at 1633 Broadway, New York, New York, United States of America, as its agent to receive on behalf of the Company and its property service of copies of the summons and complaint and any other process that may be served in any Related Proceeding in such New York State or federal court sitting in The City of New York. Service may be made by U.S. registered mail or other comparable means or by delivering by hand a copy of such process to the Company in care of the Process Agent at the address specified above for the Process Agent (such service to be effective upon the mailing or delivery by hand of such process to the office of the Process Agent), and the Company hereby irrevocably authorizes and directs the Process Agent to accept on its behalf such service. Failure of the Process Agent to give notice to the Company, or failure of the Company to receive notice of such service of process, shall not affect in any way the validity of such service on the Process Agent or the Company. As an alternative method of service, the Company also irrevocably consents to the service of any and all process in any Related Proceeding in a New York State or federal court sitting in The City of New York by sending by U.S. registered mail or other comparable means copies of such process to the Company at its address under Section 15.10 (such service to be effective seven days after mailing thereof). The Company covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent in full force and effect, and to cause the Process Agent to continue to act as such. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or affect the right of any party to bring any suit, action or proceeding against any other party or its property in the courts of other jurisdictions.

          To the extent that the Company has or hereafter may acquire any immunity from any legal action, suit or proceeding, from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment in aid of execution or otherwise) with respect to itself or any of its property, the Company hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Closing Documents.

          Section 15.14 Payment; Transfer Agent and Registrar. (a) The Company shall pay all cash amounts payable with respect to the Shares held by each holder of shares by wire transfer of immediately available U.S. dollar funds to the account of such holder in any bank in the United States as may be designated in writing by such holder, or in such other manner or to such other address as may be designated in writing by such holder.

          (b) The Company shall provide from and after the Closing Date for a transfer agent and registrar (collectively, the "Agent") for the Shares issued hereunder. The Agent shall keep a register for the registration and transfer of the Shares.

          (c) Upon surrender of any Share certificate at the office of the Agent, the Company, at the request of the holder thereof, will deliver at the Company's expense, new Share certificates in exchange therefor, in denominations as requested by such holder.

          Section 15.15 Expenses. The Company shall pay the reasonable fees and expenses of Cleary, Gottlieb, Steen & Hamilton, counsel for the Investors.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     CGA GROUP, LTD.



                                     By: /s/ RICHARD A. PRICE
                                        ---------------------------------------
                                        Name:  Richard A. Price
                                        Title: President & CEO




                                     MUTUAL DISCOVERY FUND
                                     BY: FRANKLIN MUTUAL ADVISERS, INC.

                                     By: /s/ E.N. COHERNOUR
                                         --------------------------------------
                                        Name:  E.N. Cohernour
                                        Title: V.P., General Counsel &
                                               Asst. Secretary



                                     MUTUAL QUALIFIED FUND
                                     BY: FRANKLIN MUTUAL ADVISERS, INC.



                                     By: /s/ E.N. COHERNOUR
                                         --------------------------------------
                                        Name:  E.N. Cohernour
                                        Title: V.P., General Counsel &
                                               Asst. Secretary



                                     OPPENHEIMER CHAMPION INCOME FUND



                                     By: /s/ RALPH STELLMACHER
                                        ---------------------------------------
                                        Name:  Ralph Stellmacher
                                        Title: Vice President




                                     OPPENHEIMER HIGH YIELD FUND


                                     By: /s/ THOMAS REEDY
                                         --------------------------------------
                                         Name:  Thomas Reedy
                                         Title: Vice President





                                     OPPENHEIMER MULTI-SECTOR INCOME TRUST


                                     By: /s/ THOMAS REEDY
                                         --------------------------------------
                                         Name:  Thomas Reedy
                                         Title: Vice President



                                     OPPENHEIMER STRATEGIC INCOME FUND



                                     By: /s/ DAVID P. NEGRI
                                         --------------------------------------
                                         Name:  David P. Negri
                                         Title: Vice President




                                     OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                     FOR THE ACCOUNT OF OPPENHEIMER HIGH
                                     INCOME FUND


                                     By: /s/ DAVID P. NEGRI
                                         --------------------------------------
                                         Name:  David P. Negri
                                         Title: Vice President



                                     OPPENHEIMER VARIABLE ACCOUNT FUNDS
                                     FOR THE ACCOUNT OF STRATEGIC BOND FUND


                                     By: /s/ DAVID P. NEGRI
                                         --------------------------------------
                                         Name:  David P. Negri
                                         Title: Vice President

                                     THE PUTNAM FIDUCIARY TRUST COMPANY ON
                                     BEHALF OF:
                                        PUTNAM HIGH YIELD FIXED INCOME
                                           TRUST (DBT)
                                        PUTNAM HIGH YIELD MANAGED TRUST


                                     By: /s/ PAUL M. O'NEIL
                                         --------------------------------------
                                         Name:  Paul M. O'Neil
                                         Title: Vice President


                                     PUTNAM DIVERSIFIED INCOME TRUST
                                     PUTNAM DIVERSIFIED INCOME TRUST II
                                     PUTNAM FUNDS TRUST-PUTNAM HIGH
                                         YIELD TOTAL RETURN FUND
                                     PUTNAM HIGH YIELD ADVANTAGE FUND
                                     PUTNAM HIGH YIELD TRUST
                                     PUTNAM MANAGED HIGH YIELD TRUST
                                     PUTNAM VARIABLE TRUST-PUTNAM VT
                                         DIVERSIFIED INCOME FUND
                                     PUTNAM VARIABLE TRUST-PUTNAM VT
                                         HIGH YIELD FUND


                                     By: /s/ PAUL M. O'NEIL
                                         --------------------------------------
                                         Name:  Paul M. O'Neil
                                         Title: Vice President


                                     ACE LIMITED


                                     By: /s/ PETER MEAR
                                         --------------------------------------
                                         Name:  Peter Mear
                                         Title: E.V.P. & General Counsel



                                     THIRD AVENUE TRUST, on behalf of the
                                         THIRD AVENUE VALUE FUND SERIES


                                     By: /s/ DAVID M. BARSE
                                         --------------------------------------
                                         Name:  David M. Barse
                                         Title: Executive Vice President



                                     LENNAR FINANCIAL SERVICES, INC.


                                     By: /s/ NANCY KAMINSKY
                                         --------------------------------------
                                         Name:  Nancy Kaminsky
                                         Title: Executive Vice President and
                                                Chief Financial Officer




                                     PACIFIC MUTUAL LIFE INSURANCE COMPANY



                                     By: /s/ RONN C. CORNELIUS
                                         --------------------------------------
                                         Name:  Ronn C. Cornelius
                                         Title: Assistant Vice Presdient




                                     PM GROUP LIFE INSURANCE COMPANY



                                     By: /s/ LARRY J. CARD
                                         --------------------------------------
                                         Name:  Larry J. Card
                                         Title: Vice President


                                     CAPITAL REINSURANCE COMPANY




                                     By: /s/ WILLIAM T. TOMLJANOVIC
                                         --------------------------------------
                                         Name:  William T. Tomljanovic
                                         Title: Vice President & Treasurer



                                     DONALDSON, LUFKIN & JENRETTE
                                     SECURITIES CORPORATION



                                     By: /s/ ERIC A. ANDERSON
                                         --------------------------------------
                                         Name:  Eric A. Anderson
                                         Title: Managing Director